ASSET PURCHASE AGREEMENT





                                     Between




                             GTE NORTH INCORPORATED




                                       and




                         TELEPHONE USA OF WISCONSIN, LLC




                                 August 19, 1999







                       TABLE OF CONTENTS TABLE OF CONTENTS



                                                                            Page


ARTICLE 1. DEFINITIONS.......................................................  1
         1.1      Terms......................................................  1
         1.2      Interpretation............................................. 12

ARTICLE 2. PURCHASE AND SALE OF ASSETS....................................... 12
         2.1      Purchase and Sale of Assets................................ 12
         2.2      Purchased Property......................................... 12
         2.3      Excluded Property.......................................... 13
         2.4      Assumption of Liabilities.................................. 14
                  2.4.1    Assumed Liabilities................................14
                  2.4.2    Retained Liabilities...............................16
         2.5      No Assignment Without Consent.............................. 17

ARTICLE 3. PURCHASE PRICE.................................................... 18
         3.1      Purchase Price............................................. 18
         3.2      Closing Date Statement..................................... 18
         3.3      Performance Deposit.........................................20

ARTICLE 4. REQUIRED APPROVALS, CONSENTS AND NOTIFICATIONS.................... 21
         4.1      State Regulatory Approval.................................. 21
         4.2      Debtholder Consents........................................ 21
         4.3      Landlord Consents.......................................... 21
         4.4      FCC Consents............................................... 21
         4.5      HSR Act Review............................................. 21
         4.6      Consent to Transfer Switch Software Licenses................22

ARTICLE 5. PRE-CLOSING COVENANTS............................................. 22
         5.1      Investigation by Buyer..................................... 22
         5.2      Operation of the Business in the Ordinary Course........... 23
                  5.2.1    Preservation of Business...........................23
                  5.2.2    No Material Changes................................25
         5.3      Satisfaction of Conditions................................. 26
         5.4      Approvals.................................................. 26
         5.5      Financial Statements........................................26

ARTICLE 6. CONDITIONS PRECEDENT TO THE CLOSING............................... 27
         6.1      Conditions Precedent to Obligations of Buyer............... 27
                  6.1.1    No Misrepresentation or Breach of
                           Covenants and Warranties...........................27
                  6.1.2    Documents..........................................27
                  6.1.3    HSR................................................27
                  6.1.4    No Legal Obstruction...............................27
                  6.1.5    Material Adverse Effects...........................28
                  6.1.6    Material Consents..................................28
         6.2      Conditions Precedent to Obligations of Seller...............28
                  6.2.1    No Misrepresentation or Breach of
                           Covenants and Warranties...........................28
                  6.2.2    Documents..........................................28
                  6.2.3    Purchase Price.....................................28
                  6.2.4    HSR................................................29
                  6.2.5    No Legal Obstruction...............................29

ARTICLE 7. THE CLOSING........................................................29
         7.1      The Closing.................................................29
         7.2      Seller's Obligations at Closing.............................29
         7.3      Buyer's Obligations at Closing..............................30

ARTICLE 8. REPRESENTATIONS AND WARRANTIES.....................................31
         8.1      Representations and Warranties of Seller....................31
                  8.1.1    Authorization and Effect of Agreement..............31
                  8.1.2    No Restrictions Against Sale of the
                           Purchased Property. ...............................31
                  8.1.3    Consents and Approvals of Governmental
                           Authorities........................................31
                  8.1.4    No Violation of Law................................32
                  8.1.5    Corporate Organization.............................32
                  8.1.6    Brokers............................................32
                  8.1.7    Title to Owned Real Property.......................32
                  8.1.8    Real Property Leases...............................33
                  8.1.9    Tangible Assets....................................33
                  8.1.10  No Material Adverse Change..........................33
                  8.1.11  Material Contracts..................................33
                  8.1.12  Insurance...........................................35
                  8.1.13  Taxes...............................................35
                  8.1.14  No Material Claims or Suits.........................35
                  8.1.15  Tariffs; FCC Licenses and PSCW Permits..............35
                  8.1.16  Employee Matters....................................37
                  8.1.17  Schedules of Telephone Plant........................39
                  8.1.18  Schedule of Real Property Interests.................39
                  8.1.19  Environmental Matters...............................39
                  8.1.20  FIRPTA..............................................40
                  8.1.21  Year 2000 Compliance................................40
                  8.1.22  Financial Statements................................40
         8.2      Representations and Warranties of Buyer.....................41
                  8.2.1    Limited Liability Company Organization.............41
                  8.2.2    Authorization and Effect of Agreement..............41
                  8.2.3    No Restrictions Against Purchase of
                           the Purchased Properties...........................41
                  8.2.4    No Violation of Law................................42
                  8.2.5    Financial Capacity.................................42
                  8.2.6    Brokers............................................42
                  8.2.7    Consents and Approvals of Governmental Authority...42

ARTICLE 9. CONTINUING BUSINESS RELATIONSHIPS..................................43
         9.1      Transition Services Agreement...............................43
         9.2      Optional Services Agreement.................................43
         9.3      Directory Publishing........................................43
                  9.3.1    Assumption of Certain Directory Publishing
                           Agreement Rights and Obligations...................43
                  9.3.2    Co-Bound Directories Acknowledgement...............43
                  9.3.3    Meeting to Discuss Directory Publication...........44
                  9.3.4    Right of Refusal for Future Directories
                           Publications.......................................44

ARTICLE 10. ADDITIONAL COVENANTS OF THE PARTIES...............................44
         10.1     Intellectual Property.......................................44
                  10.1.1  No License..........................................44
                  10.1.2  Infringement........................................45
                  10.1.3  Trademark Phaseout..................................45
                  10.1.4  Third Party Software................................47
         10.2     Effect of Due Diligence and Related Matters.................47
         10.3     Confidentiality.............................................48
         10.4     Further Assurances..........................................48
         10.5     Prorations..................................................48
         10.6     Cost Studies/NECA Matters...................................49
                  10.6.1  Prior to Closing....................................49
                  10.6.2  From and After Closing..............................49
         10.7     Customer Deposits...........................................49
         10.8     Access to Books and Records.................................50
         10.9     Purchase Price Allocation...................................50
         10.10  Owned Real Property Transfers.................................51
         10.11  Transaction Taxes.............................................51
         10.12  Bulk Sales Laws...............................................52
         10.13  Prepaid Non-Regulated Maintenance Agreements..................52
         10.14  Vehicle Registration..........................................52
         10.15  Carrier Access Billing........................................52
         10.16  End-User Billing and Accounts Receivable Transition...........52
         10.17  Risk of Loss Prior to Closing.................................53
         10.18  Further Assurances............................................54
         10.19  Customer Proprietary Network Information......................54

ARTICLE 11. EMPLOYEES AND EMPLOYEE MATTERS....................................54
         11.1  Employment of Transferred Employees............................54
                  11.1.1  Assumption of Collective Bargaining Agreement
                          Obligations.........................................55
                  11.1.2  Assumption of Employment and Other Agreements.......55
                  11.1.3  Recognition of Transferred Employee Service.........55
                  11.1.4  Assumption of Obligation to Pay Bonuses.............56
                  11.1.5  No Duplicate Benefits; Dependents and
                          Beneficiaries.......................................56
                  11.1.6  Affiliate Employees.................................56
                  11.1.7  Terms of Assumed Obligations........................57
         11.2  Transferred Employee Benefit Matters...........................57
                  11.2.1  Defined Benefit Plans...............................57
                  11.2.2  Savings Plans.......................................64
                  11.2.3  Welfare Plans.......................................66
         11.3     Miscellaneous Benefits......................................69
                  11.3.1  Loans...............................................69
                  11.3.2  Vacation............................................70
         11.4     Employee Rights.............................................71
         11.5     WARN Act Requirements.......................................71
         11.6     Indemnification.............................................72
                  11.6.1  Indemnification of Seller...........................72
                  11.6.2  Indemnification of Buyer............................72
         11.7     Special Provisions for Certain Employees....................73

ARTICLE 12. INDEMNIFICATION...................................................74
         12.1     Survival of Representations. Warranties and Covenants.......74
         12.2     Indemnification.............................................74
         12.3     Limitations on Liability....................................75
         12.4     Defense of Claims...........................................77
         12.5     No Indemnificable Claims Resulting From Governmental
                  Authority Action............................................79

ARTICLE 13. TERMINATION.......................................................79
         13.1     Termination Rights..........................................79
         13.2     Good faith Performance......................................80
         13.3     Effect of Termination.......................................80

ARTICLE 14. MISCELLANEOUS.....................................................81
         14.1     Notices.....................................................81
         14.2     Information Releases........................................82
         14.3     Expenses....................................................83
         14.4     Successors and Assigns......................................83
         14.5     Amendments..................................................83
         14.6     Captions....................................................83
         14.7     Entire Agreement............................................83
         14.8     Waiver......................................................84
         14.9     Third Parties...............................................84
         14.10    Counterparts................................................84
         14.11    Governing Law...............................................84
         14.12    Further Assurances..........................................84
         14.13    Severability................................................85
         14.14    Representation by Counsel...................................86


                               INDEX OF SCHEDULES


Schedule*         Title
--------          ------
1.1-A             Assigned Contracts
1.1-B             Excluded Contracts
1.1-C             Purchased Exchanges
1.1-D             License Agreement
2.3(g)            Other Excluded Property
2.4.1(d)          Joint Construction Projects
4.4               FCC Consents / Waivers
5.2.1             Operation of the Business
5.2.2(c)          Material Increase to Transferred Employee Benefits
5.2.2(d)          Dispositions
6.1.1             Seller's Closing Certificate
6.1.6             Material Consents
6.2.1             Buyer's Closing Certificate
7.2(a)            Bill of Sale and Assignment and Assumption Agreement
7.2(b)            Form of Legal Opinion of Seller's  Counsel
7.2(g)            Affidavit as to Status of Foreign  Person
7.3(c)            Legal  Opinion of  Buyer's  Counsel
8.1.4             Violation of Law
8.1.7(a)          Owned Real Property
8.1.7(b)          Liens of Bondholders
8.1.7(c)          Pending or Threatened Condemnation Proceedings
8.1.8             Real Property Leases
8.1.9             Notices of Violations of Building / Zoning Ordinances
8.1.10            Material  Adverse  Changes
8.1.11(a)         Material Contracts - Limitations on Competition
8.1.11(b)         Material Contracts - Liens
8.1.11(c)         Material Contracts - Sale of Purchased Property
8.1.11(d)         Material Contracts - Public Communications
8.1.11(e)         Material Contracts
8.1.11(f)         Material Contracts - Agreements Between Seller and Affiliates
8.1.13            Exceptions to Tax Return Filings
8.1.14            State and Federal Claims/Suits
8.1.15(a)         Tariff  Proceedings
8.1.15(b)         FCC Licenses
8.1.15(c)         PSCW Authorizations
8.1.16(a)         Employee Matters - Seller Employee  Benefit Plans
8.1.16(b)         Employee Matters - Seller Material Liabilities under ERISA
8.1.16(c)         Employee Matters - Seller  ERISA  Plans - Compliance
8.1.16(d)         Employee Matters - Seller Multiemployer Plans
8.1.16(e)         Employee Matters - Seller Union  Representation
8.1.17            Telephone Plant
8.1.18            Real Property Interests List
8.1.19(a)         Compliance with Environmental Laws
8.1.19(b)         Material Environmental Liability
8.1.19(c)         Exceptions to Obtaining or Filing Necessary  Environmental
                  Permits
8.1.22(a-c)       Financial  Statements 9.1 Transition  Services  Agreement
9.2               Optional  Services Agreement
9.3.1             Directory Publishing Agreements
9.3.2             Co-Bound  Directory Agreements
11.1              Employees and Employee Matters - Transferred Employees
11.1.1            Employees and Employee Matters - Collective Bargaining
                  Agreements
11.1.2            Employees and Employee Matters - Employment Agreement
                  Obligation Exceptions
11.1.4            Employees and Employee Matters - Seller's Bonus Plans
11.3.1            Employees and Employee Matters - Employee Loans


* The Schedule numbers refer to the appropriate Section within the Agreement.

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 19th day of August, 1999, by and between TELEPHONE USA OF WISCONSIN, LLC., a Delaware limited liability company ("Buyer"), and GTE NORTH INCORPORATED, a Wisconsin corporation ("Seller").


                                    RECITALS

     WHEREAS, Seller is in the business of providing regulated local exchange telephone service in certain areas of the state of Wisconsin; and

     WHEREAS, Seller desires to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to purchase and accept from Seller, certain of its telephone properties and related assets used in the provision of such service, upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     ARTICLE 1. DEFINITIONS ARTICLE

     1.1 Terms. Terms. For purposes of this Agreement and any amendment hereto, the following terms are defined as set out below or in the Section referenced below:

     "Accounts Receivable Settlement Statement" is defined in Section 10.16(b).

     "Active Employees" is defined in Section 11.1.

     "Acquired Local Loop" means a local loop as defined in 47 C.F.R. Section 51.319(a) of the FCC's rules that is purchased by Buyer under this Agreement.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person provided that in connection with an ERISA Plan, Affiliate includes any Person required to be combined with another Person pursuant to Sections 414(b), (c), (m) or (o) of the IRC.

     "Allocation" is defined in Section 10.9.

     "Ancillary Documents" means the Transition Services Agreement, the Optional Services Agreement, the License Agreement, and the Bill of Sale and Assignment and Assumption Agreement.

     "Assigned Contracts" means Contracts to which Seller is a party (i) which relate primarily to the operation of the Business, other than the Excluded Contracts, Real Property Interests, Real Property Leases and Third Party Intellectual Property Contracts, and (ii) any other contract to which Seller is a party and is listed on Schedule 1.1-A.

     "Assigned Permits" means, to the extent assignable as described in the operative document or pursuant to law, all permits, licenses, franchises, approvals and authorizations of Seller issued or granted by any Governmental Authority that relate primarily to the operation of the Business, other than the FCC Licenses and the Excluded Permits.

     "Assumed Liabilities" is defined in Section 2.4.1

     "Automated Assets" when used in Section 8.1.21 means computer software, computer firmware, computer hardware (whether general or special purpose), documentation, data, and other similar or related items of the automated computerized, and/or software system(s) that are included in Licensed Intellectual Property or which is the subject of a Switch Software License as of the Closing Date.

     "Bargained Welfare Plans" is defined in Section 11.2.3(a).

     "Base Purchase Price" is defined in Section 3.1.

     "Bill of Sale and  Assignment  and  Assumption  Agreement"  is  defined  in
Section 7.2(a).

     "Bondholders" means the Persons listed on Schedule 8.1.7(b).

     "Business" means the business of providing in the geographic area comprising the Purchased Exchanges (i) local exchange, exchange access and intraLATA toll telecommunications services to end users, (ii) exchange access telecommunications services to interexchange carriers and other local exchange carriers, (iii) retail sales of telephone equipment and products, and (iv) non-tariffed public communications (pay telephones) and commercial telecommunications services facilities leasing.

     "Buyer Pension" is defined in Section 11.2.1(c)(iii)(B).

     "Buyer Pension Plan" and "Buyer Pension Plans" are defined in Section 11.2.1(b).

     "Buyer Savings Plan" and "Buyer Savings Plans" are defined in Section 11.2.2(b).

     "Buyer Welfare Plans" is defined in Section 11.2.3(a).

     "Buyer's Actuary" is defined in Section 11.2.1(d)(ii).

     "Buyer's Closing Certificate" is defined in Section 6.2.1.

     "Calendar-Related" when used in Section 8.1.21 means to the date values based on the Gregorian calendar, as defined in the Encyclopedia Britannica, 15th edition, 1982, page 602, and to all uses in any manner of those date values, including without limitation manipulations, calculations, conversions, comparisons and presentations.

     "Century Compliant" as used in Section 8.1.21 means that the Automated Assets satisfy the requirements set forth in Subsections 8.1.21(a), (b) and (c).

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Closing" is defined in Section 7.1.

     "Closing Date" is defined in Section 7.1.

     "Closing Date Amount" is defined in Section 3.1.

     "Closing Date Statement" is defined in Section 3.2.

     "Confidentiality Agreement" means the Confidentiality Agreement dated as of December 17, 1998, between Buyer andSeller.

     "Construction Advances" means advances collected by Seller for the future performance of non-regulated construction in the Purchased Exchanges.

     "Contracts" means all contracts, leases, indentures, agreements, and other legally binding arrangements.

     "Customer Advances" means amounts arising from the operation of the Business that have been billed and collected by the Seller as of the Closing Date but that are unearned because they relate to the provision of service after the Closing Date.

     "Customer Deposits" is defined in Section 10.7.

     "Date Data" as used in Section 8.1.21 means any Calendar-Related data in the inclusive range January 1, 1900 through December 31, 2050, which the Automated Assets use in any manner.

     "Debtholder Consents" is defined in Section 4.2.

     "Deposit" is defined in Section 3.3.

     "Direct Claim" is defined in Section 12.4(b).

     "Earned End-User Accounts Receivable" means accounts receivable arising primarily from the operation of the Business that have been earned by Seller's provision of service on or before the Closing Date, excluding amounts billed through the carrier access billing system to interexchange carriers.

     "Earned End-User Accounts Receivable Amount" means the aggregate amount of all Earned End-User Accounts Receivable as of the Closing Date, less a discount for anticipated uncollectible Earned End-User Accounts Receivable in an amount equal to the Uncollectible Factor multiplied by Earned End-User Accounts Receivable as of the Closing Date.

     "Employment Agreements" is defined in Section 8.1.16(a).

     "Environmental Requirements" means all federal, state, interstate and local government or agency Laws relating to pollution or protection of human health and safety or the environment (including, without limitation, air, surface water, ground water, land surface and subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Regulated Materials; or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Regulated Materials.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Plans" is defined in Section 8.1.16(a).

     "Estimated Non-Regulated Construction Work in Process Amount" is defined in
Section 3.1.

     "Estimated  Regulatory  Obligation  Amount"  is  defined  in  Section  3.1.

     "Evaluation   Material"   is  defined  in  the  first   paragraph   of  the
Confidentiality Agreement.

     "Excluded Contracts" means all billing and collection agreements, interconnection agreements, national account agreements, billing media agreements, vehicle leasing agreements, and other agreements listed on Schedule 1.1-B.

     "Excluded Marks" means all trademarks, applications for trademark registration, service marks, applications for service mark registration, trade names, domain names and related registrations owned by Seller or an Affiliate of Seller, or licensed to Seller or an Affiliate of Seller by any Person, and any derivations of the foregoing.

     "Excluded Permits" means the permits, licenses, franchises, approvals and authorizations of Seller by Governmental Authorities that relate to the Excluded Property.

     "Excluded Property" is defined in Section 2.3.

     "Executive Officers" of an entity means the president and any vice president of the entity in charge of a principal business unit, division or function or regional president.

     "Existing Environmental Requirements" means those applicable provisions of any Environmental Requirements that are both in effect and required to be met by Seller prior to the Closing Date.

     "Expiration Date" is defined in Section 12.1(a).

     "FCC" means the Federal Communications Commission or any governmental agency succeeding to its jurisdiction in whole or in part.

     "FCC Consents" is defined in Section 4.4.

     "FCC  Licenses"  means  all  licenses,   certificates,   permits  or  other
authorizations granted to Seller by the FCC that are necessary for the operation of the Business.

     "Financial Statements" is defined in Section 8.1.22

     "FRP" is defined in Section 11.2.3(e).

     "Future Capital  Expenditure  Obligations" is defined in Section  2.4.1(h).


     "Future Regulatory Obligations" is defined in Section 2.4.1(g).

     "GAAP" means United States generally accepted accounting principles.

     "GATT Grandfathered Participant" is defined in Section 11.2.1(c)(ii)(C).

     "Governmental Authority" means any court or any federal, state or foreign governmental, legislative or regulatory body, agency, department, authority or instrumentality.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnifiable Losses" is defined in Section 12.3(a).

     "Indemnification Payment" is defined in Section 12.3(a).

     "Indemnifying Party" is defined in Section 12.3(a).

     "Indemnitee" is defined in Section 12.3(a).

     "Intellectual Property" means all inventions (whether patentable or not and whether or not such inventions are described or claimed in any patent or patent application), designs (useful or ornamental), and works subject to copyright protection, invention disclosures, specifications, manuals, drawings, functional or system block diagrams, flow charts, circuit diagrams, design or user documentation, engineering notebooks, schematics, test programs, documented procedures, documented processes, documented flows, devices, software (in any form), or firmware, and all intellectual property rights therein or based thereon, including patents, patent applications (including continuations, continuations-in-part, divisions, reissues), reexamined patents and extensions thereof, copyrights (whether registered or unregistered), and trade secrets and any trademarks, service marks or trade names.

     "IRC" means the Internal Revenue Code of 1986, as amended.

     "IRS" means the Internal Revenue Service.

     "LTD Recipient" is defined in Section 11.7.

     "Law" or "Laws" means any statute, rule, regulation or ordinance of any Governmental Authority.

     "Leased Real Property" means the real property leased to Seller under the Real Property Leases.

     "License Agreement" means the license agreement attached hereto as Schedule 1.1-D pursuant to which Seller grants to Buyer certain rights and licenses under Licensed Intellectual Property.

     "Licensed Intellectual Property" means Intellectual Property (other than Excluded Marks) owned by Seller, and Third Party Intellectual Property licensed to Seller which Seller can sublicense to Buyer without the payment of compensation or other consideration to any Person, and which Intellectual Property and Third Party Intellectual Property that is located in and rightfully used by Seller in the geographical area of the Purchased Exchanges and are required for the use or maintenance (to the extent not provided by the owner or licensor of the Third Party Intellectual Property) of or are included in or with the Purchased Property in the operation of the Business as of the Closing; provided that Licensed Intellectual Property shall at all times be Excluded Property.

     "Lien" means any lien, charge, pledge, option, mortgage, security interest or other encumbrance.

     "LLC Agreement" means that certain limited liability company agreement of Buyer as in effect as of the date hereof or as may be amended pursuant to its terms from time to time.

     "Material Adverse Effect" means (i) a materially adverse effect on the Business or the Purchased Property whether or not insured, taken as a whole, or
(ii)  a  catastrophic  disruption  in  financial,   banking  or  capital  market
conditions generally as a result of which the lenders under commitment are unable to provide the financing contemplated hereby, and substantially similar financing is unavailable from other lenders. Except as they may cause the effect described in clause (ii) above, neither changes in the United States economy generally and the state of Wisconsin in particular, or events or circumstances that affect the Business in the same manner and to the same extent as other businesses in the industry generally shall be deemed to constitute a Material Adverse Effect.

     "Material Consents" is defined in Section 6.1.6.

     "Material and Supply Inventory" is defined in the FCC's Part 32 Uniform System of Accounts.

     "Material Contracts" is defined in Section 8.1.11.

     "Merger" means the proposed merger involving GTE Corporation and Bell Atlantic Corporation and their respective Subsidiaries.

     "Non-Regulated Construction Work in Process Amount" means amounts expended by Seller for non-regulated construction work not completed as of Closing Date, net of Construction Advances related to such construction work. Non-Regulated Construction Work in Process Amount is billable by Buyer to third parties after closing Date.

     "Non-Union Welfare Plans" is defined in Section 11.2.3(a).

     "Optional Services Agreement" is defined in Section 9.2.

     "Owned Real Property" means the real property owned by Seller and used primarily in the operation of the Business, including all land, buildings, structures, appurtenances, improvements or privileges located thereon.

     "PBGC" means the Pension Benefit Guaranty Corporation. ----

     "PSCW" is defined in Section 8.1.15(c).

     "PSCW Authorizations" is defined in Section 8.1.15(c).

     "Pension Assets" is defined in Section 11.2.1(d)(i).

     "Permitted Encumbrances" means (i) liens for current taxes and assessments not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement against the relevant property is stayed, (ii) standard utility easements, covenants and restrictions of record that do not individually or in the aggregate materially interfere with the operation of the present Business on the Owned Real Property affected thereby, (iii) mechanics', carriers', workers', repairers' and other statutory liens, (iv) existing zoning or similar laws or ordinances that do not interfere with the operation of the Business, (v) leases otherwise disclosed herein, and (vi) any other Liens that do not materially interfere with the operations of the Purchased Property in a manner consistent with the current use by Seller.

     "Person" means an individual, corporation, partnership, trust, association, limited liability company or similar entity or organization.

     "Plans" is defined in Section 8.1.16(a).

     "Proration Periods" is defined in Section 10.5.

     "Purchase Price" is defined in Section 3.2(c).

     "Purchased  Exchanges"  means the  telephone  exchanges  listed in Schedule
1.1-C.

     "Purchased Property" is defined in Section 2.2.

     "Real Property Interests" means all easements, rights of way, licenses or other interests in real property of Seller that are used primarily in the operation of the Business, other than Owned Real Property or Leased Real Property.

     "Real Property Leases" means the Leases set forth on Schedule 8.1.8.

     "Regulated Material" means (i) any "hazardous substance" as defined in CERCLA, (ii) any petroleum or petroleum substance, and (iii) any other pollutant, waste, contaminant, or other substance regulated under Environmental Requirements.

     "Regulatory Approvals" is defined in Section 4.1.

     "Regulatory Obligation Amount" is defined in Section 3.1.

     "Retained Books and Records" means, collectively, all corporate records and stock books of Seller and its Affiliates, the general ledger, all records required by Law to be retained by Seller and all books and records relating to
(i) Tax Returns and Tax records, (ii) Excluded Property, (iii) attorney work product, and (iv) the Retained Liabilities.

     "Retained Future Regulatory Obligations" is defined in Section 2.4.1 (g).

     "Retained Liabilities" is defined in Section 2.4.2.

     "Seller  Hourly   Pension  Plan"  is  defined  in  Section   11.2.1(a)(ii).

     "Seller Pension" is defined in Section 11.2.1(c)(iii)(B).

     "Seller Pension Plan" and "Seller Pension Plans" are defined in Section 11.2.1(a)(ii).

     "Seller  Salaried  Pension  Plan"  is  defined  in  Section   11.2.1(a)(i).

     "Seller Savings Plans" is defined in Section 11.2.2(a).

     "Seller Welfare Plans" is defined in Section 11.2.3(a).

     "Seller's Actuary" is defined in Section 11.2.1(d)(ii).

     "Seller's Closing Certificate" is defined in Section 6.1.1.

     "Switch Software License" means any software license of any telephone switch software licensed to Seller which software is physically located within the geographical boundary of the Purchased Exchanges and is necessary to Seller's current operation and use of any telephone switching equipment in the Purchased Exchanges and which equipment is included in Telephone Plant.

     "Switch Software Consents" is defined in Section 4.6.

     "System Date" as used in Section 8.1.21 means any Calendar-Related data value in the inclusive range January 1, 1985 through December 31, 2035
(including the natural transition between such values) which the Automated Assets shall be able to use as their current date while operating.

     "Tax Returns" means a report, return or other information statement required to be supplied to or filed with a Governmental Authority with respect to Taxes.

     "Tax(es)" means any foreign, federal, state, county or local income, sales, use, transfer, excise, franchise, stamp duty, custom duty, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, recording, ad valorem, unemployment compensation, profits, registration, social security, estimated, add-on, minimum, or withholding tax relating to the Business or the Purchased Exchanges and any interest and penalties and additions to such taxes (civil or criminal) related thereto or to the nonpayment thereof and related notarial fees.

     "Telephone Plant" means (i) Owned Real Property, (ii) Real Property Interests, and (iii) the machinery, equipment, inventory, vehicles and all other assets and properties used exclusively in the operation of the Business, including all plant, systems, structures, construction work in progress, telephone cable (in the geographic area comprising the Purchased Exchanges and whether in service or under construction), microwave facilities (including frequency spectrum assignment and related licenses), telephone line facilities, machinery, furniture, fixtures, tools, implements, conduits, stations, substations, equipment (including central office equipment, subscriber station equipment and other equipment in general), instruments and house wiring connections (including such items as may be located outside the geographic area comprising the Purchased Exchanges, but only if such items exclusively serve the Purchased Exchanges). Without limiting the generality of the foregoing, Telephone Plant includes the assets that would be properly included in the fixed assets referenced in Part 32 of the FCC Rules and Regulations (47 CFR, Part 32), as such accounts are reflected in Schedule 8.1.17.

     "Third Party Claim" is defined in Section 12.4(a).

     "Third Party Intellectual Property" means Intellectual Property owned by any Person, other than Seller, without regard as to whether Seller has any rights therein or the right to assign such rights to Buyer.

     "Third Party Intellectual Property Contracts" is defined in Section 10.1.4.

     "Total Service Pension" is defined in Section 11.2.1(c)(iii)(B).

     "Transaction Taxes" is defined in Section 10.11.

     "Transferred Books and Records" means all of Seller's customer or subscriber lists and records, accounts and billing records, plans, blueprints, specifications, drawings, surveys, engineering reports, personnel records of Transferred Employees (where applicable) and all other documents, computer data and records, in each case relating primarily to the operation of the Business, the Purchased Property, the Transferred Employees or Assumed Liabilities, except for the Retained Books and Records.

     "Transferred Employees" is defined in Section 11.1.

     "Transition Services Agreement" is defined in Section 9.1.

     "Transitional Year" means any year (beginning with the year in which the Closing occurs) in which USF distributions are based upon the costs, whether historic costs or forward-looking economic costs, reported for a year in which Seller owned the Acquired Local Loops for any part of such year.

     "Uncollectible Factor" is defined in Section 10.16.

     1.2  Interpretation.

          (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iii) all references to the "knowledge of Seller" are deemed to refer to the actual knowledge of the Executive Officers of Seller, (iv) the term "primarily" means primarily or exclusively, and (v) the term "including" means including without limitation. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

          (b) No provision of this Agreement will be interpreted in favor of or against either of the parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of such provision or of this Agreement.


                     ARTICLE 2. PURCHASE AND SALE OF ASSETS

     2.1 Purchase and Sale of Assets.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer and Buyer hereby agrees to purchase, acquire and accept from Seller, in each case effective as of the Closing, all of Seller's right, title and interest in and to the Purchased Property, free and clear of all Liens (except for Permitted Encumbrances and security interests arising from operating leases covering office equipment) wherever located and whether or not reflected in Seller's corporate books.

     2.2 Purchased Property.2 Purchased Property. The term "Purchased Property" means all the following business, properties, assets and rights of Seller on the Closing Date, other than the Excluded Property:

          (i)      Telephone Plant;
          (ii)     Earned End-User Accounts Receivable;
          (iii)    Material and Supply Inventories;
          (iv)     Non-Regulated Construction Work in Process;
          (v)      FCC Licenses and Assigned Permits;
          (vi)     Assigned Contracts;
          (vii)    Transferred Books and Records;
          (viii)   Real Property Leases;
          (ix)     All other  business,  property,  assets  and
                   rights,  tangible and  intangible,  of every
                   kind, nature and description,  whether real,
                   personal   or   mixed,    whether   accrued,
                   contingent  or  otherwise  and  whether  now
                   existing or  hereinafter  acquired of Seller
                   on the Closing Date not described above that
                   relate    exclusively   to   the   Purchased
                   Exchanges; and
          (x)      The rights and licenses granted pursuant to the License
                   Agreement.

     2.3 Excluded Property.3 Excluded Property. For purposes of this Agreement, "Excluded Property" means the following:

          (a) Cash, cash equivalents (other than Earned End-User Accounts Receivable) and investments;

          (b) All rights of Seller and its Affiliates under this Agreement, the Ancillary Documents and the certificates and other documents delivered to Seller by Buyer in connection with this Agreement;

          (c) All records prepared in connection with the sale of the Business, including bids received from third parties and analysis relating to the Business;

          (d) All rights and obligations related to the Retained Liabilities;

          (e) The Retained Books and Records provided, however, that on reasonable advanced written notice and subject to the Confidentiality Agreement, Seller shall provide Buyer with reasonable access and the right to copy portions of the Retained Books and Records pertaining to the Purchased Property and the Business;

          (f) Seller's interests in any business other than the Business, including the provision of wireless service (cellular and PCS), long distance and internet service or internet related services, air-to-ground communications (air phone service), directory publishing and any Excluded Permits related thereto, and all assets of Seller and its Affiliates used in connection with any such business or related thereto, and all assets used by Seller and its Affiliates in rendering corporate services to Seller or the Business that are located outside the geographic area comprising the Purchased Exchanges;

          (g) Such other assets (i.e., encryption decoder devices, AWAS terminals, SODA, etc.), if any, as set forth on Schedule 2.3(g);

          (h) The Excluded Contracts;

          (i) The Excluded Marks;

          (j) Subject to the terms of the License Agreement, all Intellectual Property, including the Licensed Intellectual Property and Third Party Intellectual Property; and

          (k) All of Seller's insurance proceeds arising in connection with the operation of the Business or the Purchased Property on or prior to the Closing Date which are not required to be used pursuant to Section 5.2.1(e).

     2.4  Assumption of Liabilities


          2.4.1 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer hereby agrees to assume, as of the Closing Date, and agrees, beginning on the day following the Closing Date to pay, perform and discharge when due, all liabilities, responsibilities and obligations relating to the Purchased Property other than the Retained Liabilities (subject to any different allocation of liability set forth in clause, (b) and (c) below) (the "Assumed Liabilities"), including the following:

          (a) Ordinary Course. All liabilities, responsibilities and obligations (including Taxes), arisingout of or accruing or resulting from the use or ownership of the Purchased Property in the ordinary course after the Closing Date;

          (b) Employment Matters. All liabilities, responsibilities and obligations that are to be assumed by Buyer as provided in Article 11 with respect to Transferred Employees;

          (c) Assigned Contracts, Real Property Interests and Real Property Leases. All liabilities, responsibilities and obligations that arise after the Closing Date in connection with the performance of the Assigned Contracts, Real Property Interests and the Real Property Leases;

          (d) Joint Construction Projects. All liabilities, responsibilities and obligations to third parties that relate to arrangements and commitments between Seller and a third party for the construction of mutual transmission facilities between various switching points included in the Purchased Exchanges, which projects are set forth on Schedule 2.4.1(d);

          (e) Construction in Progress. All liabilities, responsibilities and obligations relating to post-Closing engineering and construction required to complete scheduled construction and other capital expenditure projects for the Purchased Exchanges;

          (f) Customer Advances, Customer Deposits and Construction Advances. All liabilities, responsibilities and obligations relating to Customer Advances, Customer Deposits and Construction Advances;

          (g) Future Regulatory Obligations. All liabilities, responsibilities and obligations, other than Future Capital Expenditure Obligations, related to the Purchased Exchanges arising out of any rule, regulation, law, mandate, decision or order of the FCC or any other Governmental Authority after the Closing Date regardless of whether the action taken by the Governmental Authority is or purports to be based on conduct or actions that occurred at any time prior to the Closing Date ("Future Regulatory Obligations"), except that Buyer shall not be liable for any Future Regulatory Obligation arising directly out of (i) intentional misconduct or negligence of Seller that occurred prior to the Closing date, or (ii) material pre-Closing violation of Law by Seller; (the "Retained Future Regulatory Obligations");

          (h) Future Capital Expenditure Obligations. All liabilities, responsibilities and obligations related to the Purchased Exchanges arising out of any rule, regulation, law, mandate, decision or order of the FCC or any Governmental Authority requiring any capital expenditure after the date of this Agreement, regardless of whether the action taken by the Governmental Authority is or purports to be based on conduct, facts or actions that occurred at any time prior to the date of this Agreement ("Future Capital Expenditure Obligations"); except that Buyer shall not be liable for any Future Capital Expenditure Obligation arising directly out of (i) intentional misconduct or negligence of Seller that occurred prior to the Closing Date, or (ii) any material pre-closing violation of Law by Seller; (the "Retained Capital Expenditure Capital Obligations"). Seller shall notify Buyer of all material Future Capital Expenditure Obligations within a reasonable time after publication of said obligations by a Governmental Authority; and

          (i) Litigation and Claims. All liabilities and obligations arising out of (i) litigation and claims that arise out of an occurrence after the Closing Date, (ii) litigation and claims in respect of Future Regulatory Obligations (other than Retained Future Regulatory Obligations) regardless of when filed, and (iii) claims of a Governmental Authority arising from or related to a Future Regulatory Obligation (other than Retained Future Regulatory Obligations).

Notwithstanding anything in this Section 2.4.1 to the contrary, "Assumed Liabilities" shall not include any liabilities, responsibilities or obligations expressly included in Retained Liabilities pursuant to Section 2.4.2.

          2.4.2 Retained Liabilities. Seller shall retain and shall pay, perform and discharge when due, the following liabilities, responsibilities and obligations of Seller (the "Retained Liabilities"):

          (a) Subject to Section 10.5, all trade payables of Seller as of the Closing Date;

          (b) All long-term debt of Seller (including the current portion thereof and indebtedness to the Bondholders) and debt of Seller owed to any one or more of its Affiliates;

          (c) Subject to Section 10.5, all federal, state and local income, franchise, gross receipts and similar taxes of Seller or its consolidated or combined group and all federal, state and local income, franchise, gross receipts and sales, use, property or other taxes relating to the operation of the Business on or before the Closing Date or the use, ownership or operation of the Purchased Property on or before the Closing Date;

          (d) Except to the extent otherwise provided in Article 11, all liabilities and obligations arising on or before the Closing Date with respect to the Transferred Employees, including (i) all liabilities, responsibilities and obligations arising on or before the Closing Date relating to collective bargaining agreements or other union contracts, and (ii) any such liabilities or obligations that arise after the Closing Date to the extent that such liabilities and obligations relate to facts, circumstances or conditions arising or occurring on or before the Closing Date, but excluding any Future Regulatory Obligations with respect to the Transferred Employees;

          (e) All liabilities, responsibilities and obligations arising out of litigation and claims that arise out of an occurrence prior to the Closing Date other than litigation and claims in respect of Future Regulatory Obligations (other than Retained Future Regulatory Obligations);

          (f) Any Retained Future Regulatory Obligations;

          (g) All liabilities, responsibilities and obligations with respect to the Excluded Property and the Excluded Contracts;

          (h) Subject to the provisions of Article 11, and not including any responsibilities, liabilities or obligations which are identified in Section
2.4.1 as Assumed Liabilities, all liabilities, responsibilities and obligations arising on or before the Closing Date relating to (i) collective bargaining or other union contracts, (ii) the Transferred Employees, and (ii) the use or ownership of the Purchased Property or conduct of the Business on or before the Closing Date; and

          (i) All liabilities, responsibilities and obligations with respect to the exceptions to environmental representations identified on Schedules 8.1.19(a) and 8.1.19(b).

     2.5 No Assignment Without Consent.5 No Assignment Without Consent. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Buyer of any Purchased Property (including any Contract) is prohibited by any applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof, if any of the foregoing would constitute a breach of applicable Law or the rights of any third party; provided, however, that, except to the extent that a condition to Closing set forth in Article 6 relating to the foregoing shall not be satisfied, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account of such required authorization. The parties shall use their commercially reasonable efforts, and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Seller nor Buyer nor any of their respective Affiliates shall be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any Governmental Authority, which fees shall be shared equally by Seller and Buyer. Refusal by such other third party to release Seller from a lease or Contract shall not excuse Seller from entering into an assignment of such lease or Contract unless the same is prohibited or void. From the Closing Date until such approval, consent or waiver is obtained to the extent permitted by such lease or Contract, Seller shall hold such lease or Contract, or ancillary rights as agent for Buyer, and preserve the benefit of and enforce the same as agent for Buyer to the fullest extent permissible under the applicable lease or Contract. Buyer and Seller agree that upon request by either party, at Closing, they will enter into an agency agreement in form and substance mutually satisfactory to each party specifying the terms and conditions upon which Seller will so act as Buyer's agent. If such authorization, approval, consent or waiver for the sale, conveyance, transfer, assignment or delivery of any such Purchased Property is obtained, Seller shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Property to Buyer.


               ARTICLE 3. PURCHASE PRICEARTICLE 3. PURCHASE PRICE

     3.1 Purchase Price.1 Purchase Price. The purchase price for the Purchased Property shall be the sum of (i) One Hundred Seventy Million Dollars ($170,000,000) (the "Base Purchase Price"), (ii) amounts expended by Seller to comply with Future Capital Expenditure Obligations (but excluding the Retained Capital Expenditure Obligations) less any amount of depreciation expense recognized by Seller with respect to Future Capital Expenditure Obligations (the "Regulatory Obligation Amount"), and (iii) Non-Regulated Construction Work in Process Amount. Not less than ten (10) business days prior to the Closing Date, Seller will give to Buyer a notice, setting forth Seller's good faith estimate as of the Closing Date of (i) the Regulatory Obligation Amount (the "Estimated Regulatory Obligation Amount"), and (ii) the Non-Regulated Construction Work in Process Amount (the "Estimated Non-Regulated Construction Work in Process Amount"). As of the Closing Date, Buyer shall pay to Seller an amount equal to the sum of (v) the Base Purchase Price, (w) the Estimated Regulatory Obligation Amount, (x) the Estimated Non-Regulated Construction Work in Process Amount, less the Deposit amount and the Interest Amount or the Deposit L/C amount (the "Closing Date Amount"). If Buyer elects to deliver the Deposit L/C in lieu of cash, Seller shall draw down the full amount of the Deposit L/C at the Closing and pay such proceeds to Seller as a credit against the Base Purchase Price. The Closing Date Amount shall be paid by delivery on the Closing Date of immediately available funds in U.S. dollars by wire transfer to an account that Seller shall designate to Buyer at least two (2) business days prior to the Closing Date. Payments from Buyer to Seller for Earned End-User Accounts Receivable and from Seller to Buyer for Customer Advances and Customer Deposits will occur subsequent to Closing in accordance with Article 10.

     3.2  Closing Date Statement.2 Closing Date Statement.

          (a) Within sixty (60) days after Closing Date, Seller shall prepare and deliver to Buyer a written statement of the Base Purchase Price, Regulatory Obligation Amount, and Non-Regulated Construction Work in Process Amount ("Closing Date Statement").

          (b) Within thirty (30) days after receipt of the Closing Date Statement, Buyer shall, in a written notice to Seller, either accept the Closing Date Statement or describe in reasonable detail any proposed adjustments to the Closing Date Statement and the reasons therefore. If Seller shall not have received a notice of proposed adjustments within such thirty (30) day period, Buyer will be deemed irrevocably to have accepted such Closing Date Statement.

          (c) Upon the acceptance of any Closing Date Statement by Buyer, the parties shall, based thereupon, calculate the Base Purchase Price, Regulatory Obligation Amount, and Non-Regulated Construction Work in Process Amount, collectively the final "Purchase Price." If the Purchase Price as finally determined above is greater than the Closing Date Amount, Buyer shall promptly, but no later than three (3) business days after such acceptance by Buyer, pay to Seller the amount of such difference. If the Purchase Price as determined above is less than the Closing Date Amount, Seller shall promptly, but no later than three (3) business days after such acceptance by Buyer, pay to Buyer the amount of such difference.

          (d) If Buyer disputes any portion of the Closing Date Statement, the parties shall calculate the portion of Regulatory Obligation Amount and Non-Regulated Construction Work in Process Amount which is not the subject of any dispute or proposed adjustment. If the undisputed portion of Regulatory Obligation Amount and Non-Regulated Construction Work in Process Amount (a) is greater than the respective estimated amount paid on the Closing Date, Buyer shall promptly pay Seller the amount of such difference, or (b) is less than the respective estimated amount paid on the Closing Date, Seller shall promptly pay Buyer the amount of such difference. Payments with respect to any undisputed portions of these adjustments shall be made no later than three (3) business days after delivery of the notice of the proposed adjustments.

          (e) Seller and Buyer shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Closing Date Statement, provided that if any such dispute is not resolved within thirty (30) days following Seller's receipt of the proposed adjustments, Buyer and Seller jointly shall select an independent public accounting firm that is nationally recognized in the United States to resolve such disputes in accordance with the standards set forth in this Section 3.2, which resolution shall be final and binding. The fees and expenses of such accounting firm shall be shared by Buyer and Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Buyer and Seller, respectively. Upon resolution of any dispute over any proposed adjustments as described above in this Section 3.2(e), a party which is determined to owe the other party an amount shall pay that amount promptly, but no later than three (3) business days after resolution.

          (f) Any amount paid pursuant to this Section 3.2 following the Closing Date shall bear interest from the day after Closing Date until paid at a rate of eight percent (8%) per annum. Such interest shall accrue daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due and shall be payable together with the amount payable pursuant to this
Section 3.2. All amounts payable pursuant to this Section 3.2 shall be paid by delivery of immediately available funds in U.S. dollars by wire transfer to, in the case of amounts payable by Buyer, the account identified by Seller as described in 3.1 above or to an alternate account that Seller may designate in the Closing Date Statement and, in the case of amounts payable by Seller, to such account of Buyer as Buyer shall designate in writing to Seller.

     3.3  Performance Deposit.

          (a) Upon failure of Buyer under certain circumstances to consummate the transactions contemplated by this Agreement, as more fully set forth in
Section 13.3 hereof, Buyer shall pay to Seller a fee of Eight Million Five Hundred Thousand Dollars ($8,500,000) (the "Deposit"). Such Deposit shall be prepaid to Seller concurrently with the execution and delivery of this Agreement by wire transfer of immediately available funds. The Deposit shall be nonrefundable except as described in Section 13.3. Any interest earned as described in Section 13.3(a) by the Seller on the Deposit shall be the sole property of the Buyer, unless the Deposit is forfeited on termination of this Agreement in which event Seller shall retain the interest.

          (b) Buyer may elect to deliver the Deposit to Seller in cash or in the form of an irrevocable, clean, standby letter of credit for the same amount (the "Deposit L/C"). The Deposit L/C shall (i) be in a form reasonably acceptable to Seller, (ii) be issued in favor of Seller under this Agreement, and (iii) be issued by a bank that has a long-term unsecured debt rating of at least A+ by Standard & Poor's Rating Services and that is otherwise reasonably satisfactory to Seller. The Deposit L/C (and any replacement thereof furnished in accordance with this Section 3.3(b)) shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless stated not to be so renewed by the issuer thereof in a written notice given to the Seller not less than thirty (30) days prior to the expiration thereof. In the event of the termination of the Deposit L/C (and any replacement thereof furnished in accordance with the provisions of this Section 3.3(b)), Buyer shall deliver to Seller a replacement letter or letters of credit in lieu thereof no later than thirty (30) days prior to the expiration of the preceding letter of credit. If Buyer shall fail to obtain any replacement of the Deposit L/C (and/or any replacement thereof furnished in accordance with the provisions of this Section 3.3(b)), then Seller shall draw down the full amount of the existing letter of credit and retain the same as security for the covenants, agreements and obligations of Buyer under this Agreement. Any replacement of any Deposit L/C shall be in a form reasonably acceptable to Seller. Buyer acknowledges that Seller has agreed to accept the Deposit L/C in lieu of a cash down payment against the Purchase Price solely as an accommodation to Buyer.


           ARTICLE 4. REQUIRED APPROVALS, CONSENTS AND NOTIFICATIONS

     4.1 State Regulatory Approval. Promptly after the date of this Agreement, Buyer and Seller shall file the appropriate applications and notices with the PSCW, seeking orders permitting the transfer of service in the Purchased Exchanges to Buyer including but not limited to permanent certification as a telecommunications utility (collectively, the "Regulatory Approvals"). Buyer will be responsible for establishing the tariff for its post-Closing operations in the Purchased Exchanges. The parties agree to use their commercially reasonable efforts to obtain the Regulatory Approvals and the parties agree to cooperate fully with each other and with the applicable regulatory agency to obtain the Regulatory Approvals at the earliest practicable date.

     4.2 Debtholder Consents. Seller shall use its commercially reasonable efforts to obtain from its Bondholders the termination or release at Closing, of all security agreements, mortgages and financing statements relating to the Purchased Property (such termination or release being hereinafter referred to as the "Debtholder Consents"). Buyer agrees to reasonably cooperate in good faith with Seller in obtaining the required Debtholder Consents, provided, however, Buyer shall not be required to assume any debts or obligations relating thereto or encumber any of the Purchased Property or pay any amount..2 Debtholder Consents. Seller shall use its commercially reasonable efforts to obtain from its Bondholders the termination or release, at Closing, of all security agreements, mortgages and financing statements relating to the Purchased Property (such termination or release being hereinafter referred to as the DebtholderConsents). Buyer agrees to cooperate in good faith with Seller in obtaining the required Debtholder Consents.

     4.3 Landlord Consents.3 Landlord Consents. Promptly after the date hereof, the parties shall use their commercially reasonable efforts to mutually seek the consent of the lessor to any Leased Real Property that requires consent as a condition to an assignment of the lease which consents are identified in
Schedule 8.1.8. If a lessor refuses to consent to a lease assignment, and if the applicable lease permits a sublease without the consent of the lessor, the parties hereto shall, effective as of the Closing, enter into a sublease upon terms and conditions as similar and comparable to an assignment of the lease as is reasonably feasible.

     4.4 FCC Consents. Promptly after the date of this Agreement, the parties shall use their commercially reasonable efforts to obtain (i) the FCC's consent to the transfer of the FCC Licenses from Seller to Buyer, and (ii) the FCC waivers set forth on Schedule 4.4 (all such consents or waivers are collectively referred to as the "FCC Consents").

     4.5 HSR Act Review. Within fifteen (15) business days after the date of this Agreement, the parties will make such filings as may be required by the HSR Act with respect to the transactions contemplated by this Agreement. Thereafter, the parties will file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act or otherwise and will comply promptly with any requests by the Federal Trade Commission or the U.S. Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Without limiting the foregoing, Seller and Buyer agree to use their commercially reasonable efforts to cooperate and oppose any preliminary injunction sought by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement. Buyer agrees to pay all application fees required in connection with any filings under the HSR Act.

     Seller and Buyer shall cause their respective counsel to furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. Seller and Buyer will cause their respective counsel to supply to each other copies of all correspondence, filings or written communications by such party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal Seller's or Buyer's negotiating objectives or strategies or purchase price expectations.

     4.6 Consent to Transfer Switch Software Licenses. Seller shall use its commercially reasonable efforts to obtain any required consent from licensors of Switch Software Licenses for transfer of such Switch Software Licenses to Buyer ("Switch Software Consents"). Seller shall pay or have waived and Buyer shall not be required to pay, any transfer fees that may be required by the Switch Software License. Buyer shall be required to pay the normal and ongoing right-to-use (usage) fees for Buyer's use of the licensed software after the Closing.


                        ARTICLE 5. PRE-CLOSING COVENANTS

     5.1 Investigation by Buyer. Prior to the Closing, upon reasonable notice from Buyer to Seller given in accordance with this Agreement and subject to approval by Seller's appointed representative, Seller will afford to authorized representatives of Buyer reasonable access during normal business hours to the Transferred Books and Records and other books and records relating to the Purchased Property, the Owned Real Property and the Leased Real Property, so as to afford Buyer the opportunity to make such review, examination and investigation of the Business and the Purchased Property as Buyer may reasonably request; provided, however, that no environmental sampling or other testing shall be performed without Seller's prior written consent, which consent shall not be unreasonably withheld provided that Buyer shall agree to indemnify Seller for any damage to the Purchased Property resulting from Buyer's sampling or testing. Buyer will be permitted to make extracts from or copies of such books and records as may be reasonably required. Buyer will not contact any employee (other than a designated representative of Seller), customer or supplier of Seller with respect to this Agreement, the matters involved herein or the Purchased Property without the prior written consent of Seller. Nothing herein will obligate Seller to take actions that would unreasonably disrupt the normal course of the business of Seller or violate the terms of any applicable Law or any Contract to which Seller or any of its Affiliates is a party or to which any of its assets is subject. Any information or documentation provided to Buyer or acquired by Buyer during this investigation shall be deemed "Evaluation Material" as that term is defined in the Confidentiality Agreement and shall be subject in all cases to the terms of the Confidentiality Agreement.

     5.2   Operation of the Business in the Ordinary Course

          5.2.1  Preservation of Business.Except as contemplated on Schedule
5.2.1 or in connection with or relating to the Merger or as otherwise consented to by Buyer in writing prior to the Closing, from the date of this Agreement until the Closing Seller shall:

          (a) Conduct the Business in the ordinary course consistent with past practice and policy and shall keep available to the Business its services and the services of its Affiliates to the same extent generally available on the date hereof including preservation of all the Business' tariffs, certificates, FCC Licenses and other authorizations and other material rights issued by any Governmental Authority which are directed solely to the Business or Purchased Property;

          (b) Operate the Business in substantially the same manner as it is presently being conducted, and, with respect to the Business, refrain from entering into any material transaction or Contract other than in the ordinary course of business;

          (c) Not institute any proceeding with respect to, or otherwise change, amend or supplement any of its tariffs or make any other filings with the Wisconsin Commerce Commission except in the ordinary course of business, and except as disclosed on Schedule 8.1.15(a);

          (d) Maintain the Purchased Property in good repair, order and condition, reasonable wear and use excepted;

          (e) Maintain insurance with respect to the Purchased Property consistent with past practice. If any insured or indemnified loss, damage, impairment, confiscation, or condemnation of any of the Purchased Property occurs, Seller shall repair, replace, or restore the Purchased Property to its prior condition as soon as reasonably possible thereafter, and Seller shall use the proceeds of any claim under any property damage insurance policy or other recovery to repair, replace, or restore any of the Purchased Property that is lost, damaged, impaired or destroyed;

          (f) Make capital expenditures sufficient to support normal maintenance and customer growth in the Purchased Exchanges in a manner consistent with established regulatory performance objectives, which expenditures shall in calendar year 1999 not be less than Three Million Nine Hundred Five Thousand Dollars ($3,905,000) (the "Capital Expenditure Floor"). Other than with respect to capital expenditures resulting from Future Regulatory Obligations, Seller shall make all such other capital expenditures above the Capital Expenditure Floor that are necessary to maintain in substantially the same condition, reasonable wear and tear excepted, the Purchased Property, including, without limitation, that are necessary due to damages caused by natural disasters, vandalism and other unanticipated expenses;

          (g) Maintain the books and records of the Business substantially in accordance with prior practice, except as changes are mandated by Governmental Authorities or required by GAAP;

          (h) No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement;

          (i) Books and Records. Seller shall maintain its books and records in accordance with past practices, except as reasonable changes may be required as a result of the transaction contemplated by this Agreement;

          (j) Notification. Seller shall promptly notify Buyer in writing of any substantial negative development with respect to the Business, other than developments arising from the United States economy generally and the state of Wisconsin in particular;

          (k) Compliance with Laws. Seller shall comply with Laws, except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect; and

          (l) Interim Operations Information. From the date of this Agreement until Closing, Seller shall furnish the Buyer monthly reports concerning the operating performance of the Business. Such reports shall contain such operating data as are typically reported to GTE management with respect to the Purchased Exchanges, including access line counts. Seller shall provide Buyer reasonable access to Seller's management in order to discuss such financial and operating data. Buyer shall use the reports and related information only for the purpose of transitioning the Business to Buyer and shall distribute such information only on a need-know-basis.

          5.2.2 No Material Changes. Except as contemplated by this Agreement or in connection with or relating to the Merger or as otherwise consented to by Buyer in writing prior to the Closing, from the date of this Agreement until the Closing, Seller will not:

          (a) Make any material change in the general nature of the Business;

          (b) Sell, lease or dispose of, or make any Contract for the sale, lease or disposition of any Purchased Property, other than in the ordinary course of business;

          (c) Materially increase the benefit provided under any Plans concerning employee benefits or the size of the Seller's work force, the general rates of compensation of the Active Employees (as defined in Section 11.1), except (i) as required by Law, (ii) as required by any Contract to which Seller is a party existing on the date hereof, (iii) in the ordinary course of business of Seller consistent with past practice, or (iv) as listed or described on
Schedule 5.2.2(c);

          (d) (i) Materially amend, modify, waive or terminate any Material Contract or permit any of the foregoing to occur other than in the ordinary course of business; or (ii) sell, transfer or otherwise dispose of any Purchased Property other than in the ordinary course of business or as listed or described on Schedule 5.2.2(d), or encumber any Purchased Property, except for Permitted Encumbrances;

          (e) Enter into any new written employment agreement, or union agreement with, or commitment to, the Active Employees (including any new commitment to pay retirement or other benefits or other amendments to Seller's retirement plans), provided that Seller may enter into new union agreements to the extent the new union agreements succeed any union agreement that expires prior to the Closing and such new union agreement has, consistent with Seller's legal obligations, been received and approved by Buyer, which approval shall not be unreasonably withheld;

          (f) Voluntarily recognize any union as the collective bargaining representative for any of the Transferred Employees not already represented by such union as of the date of this Agreement; or

          (g) Make any commitment to take any actions prohibited by the provisions of this Section 5.2.2.

     5.3 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article 6.1, the Seller will use its commercially reasonable efforts to perform its obligations and satisfy promptly all the conditions required to be satisfied prior to the Closing. Without limiting the generality or effect of any provision of Article 6.2, the Buyer will use its commercially reasonable efforts to perform its obligations and satisfy promptly all the conditions required to be satisfied prior to the Closing.

     5.4  Approvals.

          (a) Between the date of this Agreement and the Closing Date, Buyer and Seller will (i) cooperate with one another and take all reasonable steps to obtain, as promptly as practicable, all consents, approvals, authorizations, waivers and permits of any Governmental Authorities required of either party to consummate the transactions contemplated by this Agreement, and (ii) provide such other information and communications to any Governmental Authority as may be reasonably requested. Notwithstanding anything contained to the contrary, Seller's and Buyer's obligations to obtain the necessary approvals and consents, including HSR approval or any FCC Consents, shall not require Buyer or Seller to assume or accept any special terms, conditions or restrictions that are materially adverse to Seller or
Buyer.

          (b) To the extent that any consents, approvals, authorization or waiver of a third party with respect to any Assigned Contract is required in connection with the transactions contemplated by this Agreement, Seller shall use its commercially reasonable efforts to obtain such authorization, consent, approval or waiver prior to the Closing Date.

     5.5 Financial Statements. To the extent Buyer requires audited financial statements with respect to the Business in order to comply with the reporting requirements of the Securities and Exchange Commission under Regulations S-K and S-X, Seller will cooperate with the independent auditors chosen by Buyer to audit the Financial Statements delivered to Buyer in accordance with Section
8.1.22. Seller's cooperation will include access to workpapers and other supporting documents used in the preparation of the Financial Statements as may be reasonably required by such auditors to render an opinion. Seller will bear the cost of preparation of the Financial Statements. Buyer will bear the cost of the audit. Buyer acknowledges that the Financial Statements and any supporting documents have been made available as an indication of the historical financial performance and condition of the Business. Except to the extent that the Financial Statements reflect intentional misrepresentation or fraud, Buyer agrees not to make any claims related to the performance of the Business after the periods reported in the Financial Statements on the basis of a comparison with the information or the performance of the Business for the periods reported in the Financial Statements.


                 ARTICLE 6. CONDITIONS PRECEDENT TO THE CLOSING

     6.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the Closing shall be subject to the satisfaction or waiver by Buyer, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived at the option of Buyer:

          6.1.1 No Misrepresentation or Breach of Covenants and Warranties. Seller shall have complied in all material respects with its covenants to be performed in whole or in part prior to the Closing, and the representations and warranties of Seller in Sections 8.1 shall be true and correct as of the Closing, except for (i) such representations or warranties that are made expressly as of an earlier date and, (ii) to the extent that any breach of such representations and warranties has not, individually or in the aggregate, had a Material Adverse Effect; and Seller shall have delivered to Buyer a certificate ("Seller's Closing Certificate") in the form attached as Schedule 6.1.1, dated the Closing Date and signed by an Executive Officer of Seller, certifying each of the foregoing, or specifying those respects in which such covenants have not been performed or such representations and warranties are not true and correct.

          6.1.2 Documents. Seller shall have delivered to Buyer all documents required by Section 7.2.

          6.1.3 HSR. All required waiting periods under the HSR Act shall have expired or been terminated.

          6.1.4 No Legal Obstruction. Each of the Debtholder Consents shall have been obtained, and each of the required Regulatory Approvals and FCC Consents shall have been obtained, free of any special terms, conditions or restrictions that are materially adverse to Buyer (other than any such approvals or consents which, if not obtained, would not individually or in the aggregate have a Material Adverse Effect). For purposes of this Agreement, all such approvals and consents shall be deemed to have been obtained upon the expiration of any appeals period or period for reconsideration following grant (including periods for the granting authority to reconsider on its own motion); provided that no appeal, request for reconsideration, request for stay or similar request shall be pending as of the Closing Date other than any such appeal that Buyer and Seller shall mutually agree in writing is without merit. In addition, there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing.

          6.1.5 Material Adverse Effects. There shall not have occurred any event or condition, which individually or in the aggregate has resulted in, or could reasonably be anticipated to result in a Material Adverse Effect.

          6.1.6. Material Consents. Seller shall have received the consents set forth on Schedule 6.1.6 other than any such consents which if not obtained would not reasonably be anticipated individually or in the aggregate to have a Material Adverse Effect (the "Material Consents").

     6.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the Closing shall be subject to the satisfaction or waiver by Seller, at or prior to the Closing, of each of the following conditions:

          6.2.1 No Misrepresentation or Breach of Covenants and Warranties. Buyer shall have complied in all material respects with its covenants to be performed in whole or in part prior to the Closing, and the representations and warranties of Buyer in Section 8.2 shall be true and correct in all material respects as of the Closing, except for representations or warranties made expressly as of some other date, which shall be true and correct in all material respects as of such other date, and Buyer shall have delivered to Seller a certificate ("Buyer's Closing Certificate") in the form attached as Schedule 6.2.1, dated the Closing Date and signed by an Executive Officer of Buyer, certifying each of the foregoing or specifying those respects in which such covenants have not been performed or such representations and warranties are not true and correct.

          6.2.2 Documents. Buyer shall have delivered to Seller all documents required by Section 7.3.


          6.2.3 Purchase Price. Buyer shall have delivered to Seller, in the manner specified in Section 3.1, the Closing Date Amount.

          6.2.4 HSR. All required waiting periods under the HSR Act shall have expired or been terminated.


          6.2.5 No Legal Obstruction. Each of the Debtholder Consents shall have been obtained, and each of the required Regulatory Approvals and FCC Consents shall have been obtained free of any special terms, conditions or restrictions that are materially adverse to Seller (other than any such approvals or consents which, if not obtained, would not individually or in the aggregate have a Material Adverse Effect). For purposes of this Agreement, all such approvals and consents shall be deemed to have been obtained upon the expiration of any appeals period or period for reconsideration following grant (including periods for the granting authority to reconsider on its own motion); provided that no appeal, request for reconsideration, request for stay or similar request shall be pending as of the Closing Date other than any such appeal that Buyer and Seller shall mutually agree in writing is without merit. In addition, there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing.


                             ARTICLE 7. THE CLOSING

     7.1 The Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Property and the assumption of the Assumed Liabilities (the "Closing") shall be held at 9 A.M. local time at the offices of GTE Network Services at 600 Hidden Ridge, Irving, Texas 75038, on the date agreed upon by the parties, provided such date shall be (i) the last business day of the month, and (ii) at least ten (10) business days, but not more than ninety (90) days, after all required Regulatory Approvals, Debtholder Consents and FCC Consents have been obtained and Seller has so notified Buyer in writing (unless Buyer shall have waived such written notification), or at such other time and place as the parties may agree (the "Closing Date"). Such Closing shall be deemed to have occurred as of the close of business on the Closing Date. All business activity related to the Business and the Purchased Property immediately before and up to the Closing shall be attributable to Seller. Seller's ownership and operation of the Purchased Property shall be deemed to cease immediately prior to the Closing. All business activity related to the Business and the Purchased Property immediately after the Closing shall be attributable to Buyer.

     7.2 Seller's Obligations at Closing. At the Closing, Seller shall deliver to Buyer the following documents:

          (a) (i) Bill of Sale and Assignment and Assumption Agreement, (ii) subject to Permitted Encumbrances, warranty deeds in respect of the Owned Real Property and assignments of Real Property Leases , and (iii) subject to Section
2.5 and Section 6.1.6 assignments of the Assigned Contracts. For purposes of this Agreement, the term "Bill of Sale and Assignment and Assumption Agreement" means the form attached hereto as
Schedule 7.2(a) executed by Seller;

          (b) A legal opinion from William Mundy, as counsel for Seller, dated as of the Closing Date and in the form of Schedule 7.2(b);

          (c) Seller's Closing Certificate;

          (d) Instruments of assignment or, to the extent set forth in Section 4.3, subleases for the Leased Real Property;

          (e) Mortgage satisfactions, UCC Form 3 Termination Statements, mechanics lien satisfactions, satisfactions of other Permitted Encumbrances to the extent they secure money obligations of Seller and other instruments necessary to remove, release and terminate all security interests held by the Bondholders and all others on the Purchased Property other than the security interests held by lessors of office equipment operating leases;

          (f) All of the documents and papers required of Seller as conditions to Closing pursuant to Section 6.1, including the Regulatory Approvals, Debtholder Consents and FCC Consents;

          (g) A certificate substantially in the form of Schedule 7.2(g) certifying that Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the IRC; and

          (h) The License Agreement.

     7.3 Buyer's Obligations at Closing. At the Closing, Buyer shall deliver to Seller the following:

          (a) The Closing Date Amount in the manner specified in Section 3.1;

          (b) The Bill of Sale and Assignment and Assumption Agreement, executed by Buyer;

          (c) A legal opinion from Dow, Lohnes & Albertson, PLLC, counsel to Buyer dated as of the Closing Date and in the form of Schedule 7.3(c);

          (d) Buyer's Closing Certificate;

          (e) All other documents and papers required of Buyer as conditions of Closing pursuant to Section 6.2, including the Regulatory Approvals.


                    ARTICLE 8. REPRESENTATIONS AND WARRANTIES

     8.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

          8.1.1 Authorization and Effect of Agreement. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the fulfillment of its obligations under this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement and the Ancillary Agreements by Buyer, constitute valid and binding obligations of Seller enforceable in accordance with their terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity.

          8.1.2 No Restrictions Against Sale of the Purchased Property. The execution and delivery of this Agreement and the Ancillary Agreements by Seller does not, and the fulfillment by Seller of its obligations under this Agreement and the Ancillary Agreements will not (i) conflict with or violate any provision of its certificate of incorporation or bylaws, (ii) subject to obtaining the approvals and or consents referred to in Section 2.5, Article 4 and Schedule 8.1.11(a-f), conflict with, violate or result in the breach of any provision of any Material Contract, or (iii) result in the creation of any Lien (other than Permitted Encumbrances) upon any of the Purchased Property under (a) any Material Contract or (b) any Law applicable to any of the Purchased Property, except in the case of clauses (ii) or (iii) for any such conflicts, violations, breaches or Liens that would not individually or in the aggregate have a Material Adverse Effect.

          8.1.3 Consents and Approvals of Governmental Authorities. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller or in connection with the execution and delivery of this Agreement by Seller or the fulfillment by Seller of its obligations under this Agreement, except (i) FCC Consents and HSR Act clearance, (ii) the Regulatory Approvals, and (iii) any consent, approval, order or authorization or registration declaration or filing, which if not obtained or made would not individually or in the aggregate have a Material Adverse Effect.

          8.1.4 No Violation of Law. Except as indicated in Schedule 8.1.4, or as would not reasonably be expected to have a Material Adverse Effect, (i) the execution and delivery of this Agreement and the Ancillary Agreements and the fulfillment by Seller of its obligations under this Agreement and the Ancillary Agreements will not violate any applicable Law, (ii) the Seller is not in violation of any Law relating to or affecting the operation, conduct or ownership of the Business or the Purchased Property, and (iii) Seller has no knowledge of receipt within the last twelve (12) months of any written notice or written warning from any Governmental Authority with respect to any violation of alleged violation of any Law.

          8.1.5 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Wisconsin, and is duly qualified to conduct business in Wisconsin. Seller has full power and authority to own its properties and to carry on the Business as it is now being conducted and to own, or hold under lease the Purchased Property. Seller holds valid permits, licenses, franchises, approvals and authorizations issued or granted by any Governmental Authority and adequate for the operation of the Business as currently conducted, except to the extent absence of any such permit, license, franchise, approval or authorization would not individually or in the aggregate have an Material Adverse Effect.

          8.1.6 Brokers. Seller has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a valid claim against Buyer for any broker's or finder's fees or similar fees or expenses.

          8.1.7 Title to Owned Real Property. Seller has good fee simple title to all of the Owned Real Property, free and clear of any Lien other than Permitted Encumbrances and Liens of the Bondholders identified on Schedule 8.1.7(b). As of the date hereof, the address and a general description of each item of Owned Real Property are set forth on Schedule 8.1.7(a). Except as set forth on Schedule 8.1.7(c), there are, as of the date of this Agreement, no pending condemnation proceedings, or to the knowledge of Seller, none threatened with respect to any part of the Owned Real Property.

          8.1.8 Real Property Leases. The Owned Real Property, Real Property Leases and the Real Property Interests, constitute all real property used or occupied by Seller in the Purchased Exchanges. As of the date hereof, set forth on Schedule 8.1.8 is a list of the Real Property Leases. Each of the leases for the Leased Real Property is enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with the principles of equity, and except as otherwise disclosed in Schedule 8.1.8, there is not under any lease any material default or a material breach of covenant by Seller.

          8.1.9 Tangible Assets. Except for operating leases of certain office equipment and vehicles, Seller owns and has good title to all of the tangible Purchased Property and all such Purchased Property is in substantially good operating condition and repair, normal wear and tear excepted. Except as set forth on Schedule 8.1.9, Seller has not received any written notice within the past twelve (12) months of a violation of any ordinances, regulations or building, zoning and other similar laws with respect to such assets that would have a Material Adverse Effect. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8.1.9, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION OR FITNESS OF THE TANGIBLE PURCHASED PROPERTY AND HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY AGAINST INFRINGEMENT.

          8.1.10 No Material Adverse Change. Except as disclosed in Schedule
8.1.10 or as may be related to the Merger, between December 31, 1997 and the date of this Agreement there has not occurred (i) any event or condition that would have a Material Adverse Effect; (ii) any increase in compensation payable or to become payable by Seller to any of its Transferred Employees or agents, other than normal merit or promotional increases other than payment under the retention pay program announced in connection with the network business repositioning of Seller and its Affiliates; or (iii) any amendment or termination by Seller of any Material Contract, FCC License or PSCW Permit except any amendment or termination in the ordinary course of business.

          8.1.11 Material Contracts. Except for the agreements set forth on
Schedule 8.1.11


          (a) an agreement containing a non-compete agreement or other covenant that in either case would by its terms limit the freedom of Buyer following the Closing to compete in any material respect with respect to the Business with any third party other than any such agreement or covenant which does not materially impair the continued operation of the Business as it is currently conducted;

          (b) an agreement granting a Lien (other than a Permitted Encumbrance or Lien of a Bondholder identified on Schedule 8.1.7(b));

          (c) an agreement for the sale of any material Purchased Property or grant of any preferential rights to purchase any material Purchased Property;

          (d) an agreement for the provision of telephone service at public pay telephone locations;

          (e) an agreement other than as set forth above with respect to which the aggregate amount to be received or paid thereunder with respect to calendar year 1999 is (i) expected to exceed $50,000, or (ii) the sum total of all amounts paid to or received from a single party with respect to Assigned Contracts is expected to exceed $250,000; or

          (f) an agreement with an Affiliate.

          Except as set forth on Schedule 8.1.11 (a-f), to the knowledge of Seller, the Assigned Contracts referred to in the clauses (a) to (f) above (collectively the "Material Contracts") are valid, binding and in full force and effect and are enforceable by Seller or Seller's Affiliate, as applicable, in accordance with their terms, except for any failures to be valid, binding, in full force and effect or enforceable that are not reasonably likely individually or in the aggregate to have a Material Adverse Effect. Except as set forth on
Schedule 8.1.11(a-f), to the knowledge of Seller, Seller and Seller's Affiliates have performed all material obligations required to be performed by them to date under the Material Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the knowledge of Seller, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, in each case except for such noncompliance, breaches and defaults that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. As of the date hereof, neither Seller nor any Seller's Affiliate has, except as disclosed on Schedule 8.1.11(a-f), received any written notice of the intention of any party to terminate any Material Contract. Complete and correct copies of all the Material Contracts, together with all schedules, exhibits, modifications and amendments thereto to the date of this Agreement, have been made available to Buyer or its representatives.

          8.1.12 Insurance. The Purchased Property of an insurable nature and of a character usually insured by companies carrying on similar businesses is insured under insurance policies or self insured in such amounts and against such losses or casualties as is (i) usual in Seller's industry, and (ii) required under any Contracts. On the Closing Date, the coverage under the insurance policies and programs applicable to the Purchased Property will be terminated, and Buyer will be responsible for providing all insurance coverage for the Purchased Property. Following the Closing, Seller shall be responsible for any additional premiums that might be required by Seller's insurance company for insurance coverage prior to Closing relating to Purchased Property.

          8.1.13 Taxes. Except as disclosed on Schedule 8.1.13, (i) all Tax Returns required to be filed by Seller on or before the Closing Date have or will have been timely filed, all such Tax Returns were or will be true, correct and complete in all material respects when filed, and all Taxes shown as due and payable on such Tax Returns have been or will be paid by Seller when required by law; (ii) no deficiencies or assessments for any Taxes have been asserted in writing or assessed against Seller that remain unpaid and that individually or in the aggregate are material to the Business or the Purchased Property; (iii) Seller has withheld all required federal, state and local payroll taxes relating to the Business and the Purchased Property, and has remitted or will remit all amounts required to be remitted to the appropriate Governmental Authorities;
(iv) there are no Tax liens upon any of the Purchased Property except for statutory liens covering Taxes not yet due and payable; and (v) Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the IRC and shall provide to Buyer at or prior to Closing an appropriate certificate pursuant to
Section 1445(b)(2) of the IRC.

          8.1.14 No Material Claims or Suits. Except as disclosed in Schedule
8.1.14 or with respect to Taxes, there are no claims, actions, lawsuits or legal proceedings , or, to the knowledge of Seller threatened against or affecting the Business or Purchased Property that in Seller's opinion, if determined adversely to Seller, would reasonably be expected individually or in the aggregate to have a Material Adverse Effect on the Business or materially adversely affect the ability of Seller to consummate the transactions contemplated hereby.

          8.1.15 Tariffs; FCC Licenses and PSCW Permits.

          (a) The regulatory tariffs applicable to the Business stand in full force and effect on the date of this Agreement in accordance with all terms, and there is no outstanding notice of cancellation or termination or, to Seller's knowledge, any threatened cancellation or termination in connection therewith, nor is Seller subject to any restrictions or conditions applicable to its regulatory tariffs that limit or would limit the operation of the Business (other than restrictions or conditions generally applicable to tariffs of that type). Each such tariff has been duly and validly approved by the regulatory agency with jurisdiction over the services contained in the subject tariff. Seller is not in material default under the terms and conditions of any such tariff and there is no basis for any claim of default by Seller in any material respect under any such tariff. Except as disclosed on Schedule 8.1.15(a), there are no applications by Seller or complaints or petitions by others or proceedings pending or threatened before the state regulatory authority relating to the Business or its operations or the regulatory tariffs. To the knowledge of Seller, there are no material violations by subscribers or others under any such tariff. A true and correct copy of each tariff applicable to the Business has been delivered or made available to Buyer.

          (b) Listed on Schedule 8.1.15(b) are the FCC Licenses held by Seller and used in the operation of the Business. Each such FCC License is in full force and effect on the date of this Agreement in accordance with its terms, and there is no outstanding notice of cancellation or termination or, to Seller's knowledge, any threatened cancellation or termination in connection therewith, nor are any of such FCC Licenses subject to any restrictions or conditions that limit the operation of the Business (other than restrictions or conditions generally applicable to licenses of that type). Subject to the Communications Act of 1934, as amended, and the regulations thereunder, the FCC Licenses are free from all security interests, liens, claims, or encumbrances of any nature whatsoever. Except as disclosed on Schedule 8.1.15(b), there are no applications by Seller or complaints or petitions by others or proceedings pending or threatened before the FCC relating to the Business or the FCC Licenses that would reasonably be expected individually or in the aggregate to have a material adverse impact on the Business. All of the microwave paths of Seller in respect of which a filing is required under rules and regulations of the FCC have been constructed and are currently operated in all material respects as required by Law. All antenna supporting structures used in the operations of the Business pursuant to the FCC Licenses are subject to valid "no hazard" determinations by the Federal Aviation Administration and are registered with the FCC to the full extent required by the rules and regulations of the FCC.

          (c) Listed on Schedule 8.1.15(c) are the certificates, licenses and permits and other authorizations issued by the Public Service Commission of Wisconsin (the "PSCW") for the operation of the Business (the "PSCW Authorizations"). Except for such certificates, licenses and permits the absence of which would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect, there is no certificate, license or permit issued by the PSCW and required by the PSCW for the operation of the Business other than the PSCW Authorizations. Other than as identified on Schedule 8.1.15(c) there are no applications by Seller or complaints or petitions by others or proceedings pending or threatened before the PSCW relating to the Business or the PSCW Authorizations that would reasonably be expected individually or in the aggregate to have a Material Adverse Effect on the Business.

          8.1.16 Employee Matters.

          (a) Schedule 8.1.16(a) lists (and identifies the sponsor of) each material "Employee Pension Benefit Plan," as that term is defined in Section 3(2) of ERISA, each material "Employee Welfare Benefit Plan," as that term is defined in Section 3(1) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"), and each other material retirement, pension, profit-sharing, money purchase, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, savings, medical, dental, post-retirement medical, accident, disability, weekly income, salary continuation, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement, or arrangement maintained or contributed to by Seller or its Affiliates in respect of or for the benefit of any Transferred Employee or former employee of Seller, excluding any such plan, program, agreement, or arrangement maintained or contributed to solely in respect of or for the benefit of Transferred Employees or former employees employed or formerly employed by Seller outside of the United States, as of the date hereof (collectively, together with the ERISA Plans, referred to hereinafter as the "Plans"). Schedule 8.1.16(a) also includes a list of each material written employment, severance, termination or similar-type agreement between Seller and its Affiliates and any Transferred Employee (the "Employment Agreements"). Except for retention bonuses paid in connection with the closing of the transactions contemplated by this Agreement and except as otherwise disclosed on Schedule 8.1.16(a), the execution and delivery of this Agreement by Seller and the performance of this Agreement by Seller will not directly result now or at any time in the future in the payment to any Transferred Employee of any severance, termination, or similar-type payments or benefits being paid to any Transferred Employee.

          (b) Except as set forth on Schedule 8.1.16(b):

              (i) Neither Seller nor any of its Affiliates, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which Seller, any of its Affiliates or the Business could be subject to any material liability pursuant to Section 409 of ERISA or to either a civil penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the IRC;
and

              (ii) Since the effective date of ERISA, no material liability under Title IV of ERISA has been incurred or is reasonably expected to be incurred by Seller, any of its Affiliates or the Business (other than liability for premiums due to the PBGC), unless such liability has been, or prior to the Closing Date will be, satisfied in full.

          (c) Except as set forth on Schedule 8.1.16(c), with respect to the Plans other than those Plans identified on Schedule 8.1.16(d) as "multiemployer plans":

              (i) the PBGC has not instituted proceedings to terminate any Plan that is subject to Title IV of ERISA (the "Retirement Plans");

              (ii) none of the ERISA Plans has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the IRC), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement;

              (iii) each of the Plans has been operated and administered in all material respects in accordance with its provisions and with all applicable laws;

              (iv) each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the IRC and, to the extent applicable,
Section 401(k) of the IRC, has been determined by the IRS to be so qualified, and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the IRC, the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans; and

              (v) there are no pending material claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits and routine expenses).

          (d) Except as set forth on Schedule 8.1.16(d), none of the ERISA Plans is a "multiemployer plan," as that term is defined in Section 3(37) of ERISA, and with respect to any such multiemployer plans (as so defined) listed in
Schedule 8.1.16(d), neither Seller nor any of its Affiliates have not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA that would result in the incurrence of a material liability by Seller, any of its Affiliates or the Business, and the transactions contemplated herein shall not constitute a "complete withdrawal" or a "partial withdrawal" as such terms are defined in Sections 4203 and 4205 of ERISA, respectively.

          (e) Except as set forth on Schedule 8.1.16(e), (i) none of the Transferred Employees are represented by a labor union or labor organization, and (ii) Seller is not subject to any collective bargaining agreement covering any Transferred Employee. There are currently no strikes, slowdowns, work stoppages or lockouts by or with respect to any Transferred Employee covered by collective bargaining agreements. Except as set forth on Schedule 8.1.16(e), to the best knowledge of Seller, during the twelve (12) months preceding the date of this Agreement, there have not been any union organizational campaigns by or directed at Transferred Employees.

          (f) Seller will make available to Buyer, prior to the Closing Date, a list of those Transferred Employees that Seller believes to have participated in the health or dependent care reimbursement accounts of Seller, together with the elections made prior to the Closing Date with respect to such accounts through the Closing Date.

          8.1.17 Schedules of Telephone Plant. Schedule 8.1.17 sets forth a true and accurate list of the Telephone Plant (except for Real Property Interests and Real Property Leases) as of June 30, 1999.

          8.1.18 Schedule of Real Property Interests. To the knowledge of Seller and as of the date of this Agreement, Schedule 8.1.18 sets forth a true and accurate list of all its Real Property Interests.

          8.1.19 Environmental Matters.


          (a) Except as set forth in Schedule 8.1.19(a), Seller has materially complied with all Laws concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, claim, demand or notice has been filed or commenced against Seller alleging any failure to comply with any such Law.

          (b) Except as set forth in Schedule 8.1.19(b), Seller has no material liability (and there is no reasonable basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such material liability) under the Occupational Safety and Health Act, as amended, or under any other Law concerning employee health and safety.

          (c) Except as set forth in Schedule 8.1.19(c), Seller has obtained or has filed all required documents to obtain material environmental permits, authorizations and licenses required to operate the Business or the Purchased Property.

          8.1.20 FIRPTA. Seller is not, and for the five years preceding the Closing Date has not been a "United States real property holding corporation" within the meaning of Section of 897(c)(2) of the IRC.

          8.1.21 Year 2000 Compliance.


          (a) As of the Closing Date, in connection with Calendar-Related data and Calendar-Related processing of Date Data or of any System Date, the Automated Assets will not, as a direct result of such processing, malfunction, cease to function, or produce incorrect results which have a Material Adverse Effect on the Business.

          (b) As of the Closing Date, the Automated Assets will represent dates without ambiguity as to century when providing Calendar-Related data to other automated, computerized and/or software systems and users by way of user interfaces, electronic interfaces, and data storage provided such other systems.

          (c) The Automated Assets shall meet the requirements set forth in subsections (a) and (b), above, provided that all Buyer or third-party supplied computer software, computer firmware, and computer hardware that directly interfaces with the Automated Assets, co-exist with the Automated Assets, or indirectly influence the operation of the Automated Assets are also demonstrated to comply with subsections (a) and (b).

          (d) Seller warrants that, as of the Closing Date, the Automated Assets will be Century Compliant.

          (e) Seller shall be deemed to be in satisfaction of the requirements of this Section 8.1.21 to the extent that Seller has (i) performed on or before the Closing Date any modification or remediation in accordance with applicable manufacturer or vendor recommendations for achieving Year 2000 compliance or Year 2000 readiness, or (ii) received on or before Closing Date reasonable assurances from the applicable manufacturer or vendor that an Automated Asset, without modification or remediation, is Year 2000 compliance or Year 2000 ready.

          8.1.22 Financial Statements. Schedule 8.1.22(a), 8.1.22(b) and 8.1.22(c) present the estimated income statement, estimated balance sheet and estimated statement of cash flows, respectively for the Business for the years ended December 31,1997 and December 31, 1998 (collectively the "Financial Statements") The Financial Statements have been prepared based on the books and records of GTE North Incorporated. Such books and records have been maintained in accordance with GAAP, or the applicable regulations of the FCC or state regulatory authorities. However, because the Business represents only a portion of GTE North Incorporated, the Financial Statements are based on the extensive use of estimates and allocations. Seller believes these estimates have been performed in a reasonable basis. However, Buyer acknowledges that (i) the Financial Statements themselves may not be consistent with GAAP, or the applicable regulations of the FCC or state regulatory authorities, and (ii) because the Business represents only a portion of GTE North Incorporated, the Buyer is not acquiring significant support elements located outside the Purchased Exchanges, and Buyer will operate under new tariffs, carrier contracts and other conditions that will significantly impact the future revenue of the Business, the Financial Statements may not be representative of the financial performance of the Business during future periods.

     8.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

          8.2.1 Limited Liability Company Organization.2.1 Corporate Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified to conduct business in Wisconsin and has the requisite limited liability company power and authority to own, lease or otherwise hold the assets owned, leased or held by it.

          8.2.2 Authorization and Effect of Agreement.2.2 Authorization and Effect of Agreement. Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements, to carry on the Business as presently conducted and to fulfill all other obligations of Buyer under this Agreement and the Ancillary Agreements. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements, and the fulfillment by it of its obligations under this Agreement and the Ancillary Agreements have been duly authorized by all necessary limited liability company action on the part of Buyer. Buyer has the requisite legal capacity to purchase, own and hold the Purchased Property upon the consummation of the sale of the Purchased Property. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement and the Ancillary Agreements by Seller, constitute valid and binding obligations of Buyer enforceable in accordance with their terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity.

          8.2.3 No Restrictions Against Purchase of the Purchased Properties.2.3 No Restrictions Against Purchase of the Purchased Properties. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer do not, and the fulfillment by Buyer of its obligations under this Agreement and the Ancillary Agreements will not, conflict with, violate or result in the breach of any provision of the certificate of formation or the LLC Agreement of Buyer or, conflict with, violate or result in the breach of any contract to which Buyer is a party. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the fulfillment by Buyer of its obligations under this Agreement, except the filings and approvals described in Article 4.

          8.2.4 No Violation of Law.2.4 No Violation of Law. The execution and delivery of this Agreement and the Ancillary Agreements and the fulfillment by Buyer of its obligations under this Agreement and the Ancillary Agreements will not violate any Law except to the extent any such violation would not have a material adverse effect on the ability of Buyer to fulfill its obligations hereunder and thereunder.

          8.2.5 Financial Capacity.2.5 Financial Capacity. Buyer is relying upon financing to be provided by third parties in order to pay a portion of the Purchase Price in the manner specified in Section 3.1 and all related fees and expenses.

          Buyer is similarly relying upon financing to operate the Business after the Closing Date; that is, Buyer is relying on third party financing to satisfy any applicable requirement relating to financial capacity or capital imposed by any Governmental Authority in any state in which the Business is conducted. Other than as described above, Buyer is solvent, is able to pay its debts as they become due, and owns property that has both a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.

          8.2.6 Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a valid claim against Seller for any broker's or finder's fees or similar fees or expenses.

          8.2.7  Consents and Approvals of Governmental Authority. Subject to
Article 4 with respect to Regulatory Approvals and FCC Consents, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated herein, except for filings with the Federal Trade Commission and Department of Justice pursuant to the HSR Act, if required.


                  ARTICLE 9. CONTINUING BUSINESS RELATIONSHIPS

     9.1 Transition Services Agreement. The parties agree to cooperate with each other to ensure that the transition of the ownership of the Purchased Property proceeds with minimal disruption to the services being provided to subscribers. The parties agree that it may be necessary for Seller to assist Buyer in converting Seller's systems and processes with respect to the Purchased Property to Buyer's systems and processes. Seller and Buyer agree to execute a separate "Transition Services Agreement" substantially in the form attached hereto as Schedule 9.1 for the provision of such services.

     9.2 Optional Services Agreement. It is understood and agreed that Buyer may not have for a period of time after Closing Date, certain systems or processes necessary to provide some basic customer services. Seller will at Buyer's request and for the fees described in Schedule 9.2 provide any or all of the services described in a separate "Optional Services Agreement" signed by the parties substantially in the form attached hereto as Schedule 9.2.

     9.3   Directory Publishing.

          9.3.1 Assumption of Certain Directory Publishing Agreement Rights and Obligations. Seller is party to a directories publishing agreement with GTE Directories Service Corporation n/k/a GTE Directories Corporation and GTE Directories Corporation as purchaser of the rights and interests of Associated Directory Services, Inc. f/k/a Mast Advertising and Publishing, Inc. herein "Publisher." These agreements are identified in Schedule 9.3.1 attached hereto ("Publishing Agreements"). Pursuant to these agreements Publisher has the exclusive right and obligation to sell advertising, and to publish, print and distribute directories containing telephone numbers relating to the Purchased Exchanges.

          At Seller's option, Buyer agrees to execute an agreement effective as of the Closing to assume and appropriately amend the Publishing Agreements as they relate to the Purchased Exchanges, which agreement will extend the length of the term of the Publishing Agreements to expire not earlier than December 31, 2001.

          9.3.2 Co-Bound Directories Acknowledgement. Buyer acknowledges that Publisher may have a pre-existing obligation (which Publisher may choose to continue) to sell advertising, publish, print and distribute the telephone numbers of third party local exchange telephone companies in the same directory as the Purchased Exchanges ("Co-Bound" directory). Co-Bound directory agreements are identified on Schedule 9.3.2.

          9.3.3 Meeting to Discuss Directory Publication. Within ninety (90) days following the date of this Agreement, Buyer agrees to meet with Seller and Publisher for the purpose of having an initial discussion about the first directory publication after the Closing Date. This meeting may be held at Publisher's address or by telephone unless otherwise agreed between the parties and Publisher. Buyer, Seller and Seller's Affiliate shall employ their respective commercially reasonable efforts to ensure that directory publication is not interrupted following the Closing Date.

          9.3.4 Right of Refusal for Future Directories Publications. Buyer hereby grants to Publisher the following rights:


          (a) Publisher shall have the right to participate on terms and conditions at least as good as any other potential directory publisher, in any negotiation or bidding process with respect to a new publishing agreement for the Purchased Exchanges which immediately succeeds the Publishing Agreement identified in Schedule 9.3.1 whether or not such new publishing agreement is for the publication of directories for a single year or multiple years. Buyer agrees to give Publisher reasonable advance notice of the initiation of any such process, and to meet with Publisher in advance of such process to discuss Buyer's expectations.

          (b) Publisher shall have the right to match the material terms of any offer submitted by another party with respect to the new publishing agreement for the Purchased Exchanges which immediately succeeds the Publishing Agreement whether or not such new publishing agreement is for the publication of directories for a single year or multiple years. Buyer must submit the material terms of such offer to Publisher in writing within (15) days after it receives same, and the right of first refusal shall be exercised by Publisher within thirty (30) days after receipt by Publisher of such written notice of terms.


                 ARTICLE 10. ADDITIONAL COVENANTS OF THE PARTIES

     10.1  Intellectual Property.

          10.1.1 No License. Buyer and Seller agree and understand that except as expressly set forth in writing in the License Agreement and Section 10.1.3, Seller has not granted any rights or licenses, express or implied, of, and nothing shall constitute or be construed as a license of Seller under any Intellectual Property (including the Excluded Marks) now or hereafter owned, obtained or licensable by Seller or under any Third Party Intellectual Property.

          10.1.2  Infringement.

          (a) Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to defend, indemnify or hold harmless Buyer or any of its Affiliates, from any damages, costs or expenses resulting from any obligation, proceeding or suit based upon any claim that any activity subsequent to the Closing Date engaged in by Buyer, a customer of Buyer's or anyone claiming under Buyer, constitutes direct or contributory infringement, misuse of, or misappropriation of, or inducement to infringe, any Third Party Intellectual Property.

          (b) Buyer shall defend, indemnify and hold harmless Seller and its Affiliates from and against any and all Indemnifiable Losses resulting from any obligation, proceeding or suit based upon any claim alleging or asserting direct or contributory infringement, or misuse or misappropriation of or inducement to infringe by Seller or any of its Affiliates of any Third Party Intellectual Property, to the extent that such claim is based on, or would not have arisen but for, activity conducted or engaged in subsequent to the Closing Date by Buyer, a customer of Buyer's, or anyone claiming under Buyer.

          (c) Seller shall defend, indemnify and hold harmless Buyer and its Affiliates from and against any damages, costs or expenses resulting from any obligation, proceeding or suit based upon any claim alleging or asserting direct or contributory infringement, or misuse or misappropriation of or inducement to infringe by Seller or any of its Affiliates of any Third Party Intellectual Property, to the extent that such claim is based on, or would not have arisen but for, activity conducted or engaged in on or prior to the Closing Date by Seller or anyone claiming under Seller (other than the transactions contemplated by this Agreement).

          10.1.3  Trademark Phaseout.

          (a) Buyer acknowledges that Seller or its Affiliates are the owners of Excluded Marks that qualify as Excluded Property under Section 2.3. Buyer understands and agrees that the Excluded Marks, or any right to or license of the Excluded Marks, are not being transferred pursuant to this Agreement. Buyer acknowledges the exclusive and proprietary rights of Seller and its Affiliates in the use of the Excluded Marks, and Buyer agrees that it shall not use the Excluded Marks (or any names, domain names, marks or indicia confusingly similar to the Excluded Marks) except and to the extent expressly set forth in this
Section 10.1.3 or assert any rights or claims in such Excluded Marks (or in any names, domain names, marks or when confusingly similar to the Excluded Marks). After the Closing, all Excluded Marks of Seller and its Affiliates shall be replaced by Buyer, at Buyer's expense, as soon as possible, but in no event later than sixty (60) days after the Closing Date (the "Phase Out Date") for items with Excluded Marks affixed to them which Buyer has continued to use in Buyer's operation of the Business, including buildings, vehicles, heavy equipment, hard hats, tools, tool boxes, kits (safety and others), signs, public
(pay) telephones, manual covers and notebooks. Subject to the provisions of this
Section 10.1.3, Seller grants to Buyer a non-exclusive, nontransferable and personal license to use the Excluded Marks in Buyer's operation of the Business in the Purchased Exchanges until the Phase Out Date. After the Closing, Buyer will not use, and will destroy or deliver to Seller, all such items with Excluded Marks affixed to them that have no valid continuing use in Buyer's operation of the Business, including items affecting customer or employee relations or items that do not reflect Buyer's true identity. Specific items to be destroyed or returned include items with Excluded Marks affixed to them including giveaways; order, purchase or materials forms; requisitions; invoices; statements; time sheets/labor reports; bill inserts; stationery; personalized note pads; maps; organization charts; bulletins/releases; sales/price literature; manuals or catalogs; report covers/folders; program materials; and materials such as media contact lists/cards. The sixty (60) day time period for replacement of Excluded Marks affixed to telephone directories that were already published or closed for publication at the Closing Date shall be extended to the expiration date of such directories.

          (b) Buyer recognizes the great value of the goodwill associated with the Excluded Marks, and acknowledges that the Excluded Marks and all rights therein and the goodwill pertaining thereto belong exclusively to Seller and that the Excluded Marks have a secondary meaning in the minds of the public. Buyer further agrees that any and all permitted use of the Excluded Marks pursuant to this Agreement shall inure to the sole and exclusive benefit of Seller.

          (c) Buyer agrees that any permitted use of the Excluded Marks in the operation of the Business after the Closing shall be provided in accordance with all applicable federal, state and local laws, and that the same shall not reflect adversely upon the good name of Seller or its Affiliates, and that the operation of the Business will be of a high standard and skill.

          (d) Buyer acknowledges that its failure to cease use of the Excluded Marks as provided in this Agreement, or its improper use of the Excluded Marks, will result in immediate and irreparable harm to Seller and its Affiliates. Buyer acknowledges and admits that there is no adequate remedy at law for such failure to terminate use of the Excluded Marks, or for such improper use of the Excluded Marks. Buyer agrees that in the event of such failure or improper use, Seller and its Affiliates shall be entitled to equitable relief by way of temporary restraining order, or preliminary or permanent injunction, or any other relief available under this Agreement.

          (e) Buyer will not contest the ownership or validity of any rights of Seller or its Affiliates in the Excluded Marks.

          10.1.4 Third Party Software. To the extent that the transfer of Purchased Property by Seller to Buyer under this Agreement results in the transfer of possession to Buyer of software that at the Closing Date is Third Party Intellectual Property, which software was rightfully used by Seller prior to the Closing Date in the normal and ordinary operation of the Business pursuant to Contracts with the owners or licensors of such software ("Third Party Intellectual Property Contracts"), then subject to Section 2.5, effective as of the Closing and provided that no payments to any Person are thereby required, Seller hereby assigns to Buyer, and Buyer hereby accepts all rights and licenses if any to possess and use such software pursuant to such Third Party Intellectual Property Contracts. Buyer agrees that the acceptance by Buyer of such assignment of the Third Party Intellectual Property Contracts includes the assumption by Buyer of obligations under such Third Party Intellectual Property Contracts, including all obligations necessary or incidental to the transfer of such rights and licenses. Buyer understands and agrees that except as provided above in this Section 10.1.4, or as expressly provided elsewhere in this Agreement or in another written agreement between Buyer and Seller, no rights or licenses to use or possess such software or any Third Party Intellectual Property are transferred to Buyer. Buyer shall properly dispose of, and shall not use, any software of which Buyer acquires possession in connection with Purchased Property and which, after the Closing Date, Buyer knows, or reasonably should know, is not the subject of a Third Party Intellectual Property Contract that has been rightfully transferred to Buyer. Seller makes no warranty or representation that any Third Party Intellectual Property Contract or any right therein is assignable in whole or in part to Buyer.

     10.2 Effect of Due Diligence and Related Matters. Buyer represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial advisors and, to the extent it deemed necessary, other advisors in connection with this Agreement and has conducted its own independent review and evaluation of the Purchased Property. Accordingly, Buyer covenants and agrees that (i) except for the representations and warranties set forth in this Agreement and the Ancillary Documents, Buyer has not relied and will not rely upon any document or written or oral information furnished to or discovered by it or its representatives, including any financial data, (ii) there are no representations or warranties by or on behalf of Seller or its Affiliates or representatives except for those expressly set forth in this Agreement and the Ancillary Documents, and (iii) to the fullest extent permitted by law, Buyer's rights and obligations with respect to all of the foregoing matters will be solely as set forth in this Agreement and the Ancillary Documents.

     10.3 Confidentiality. Whether or not the Closing occurs, the parties hereto and their respective officers, directors, employees and representatives will comply with the Confidentiality Agreement, the provisions of which are expressly incorporated herein in their entirety by this reference.

     10.4 Further Assurances. After the Closing, Seller will use its commercially reasonable efforts to furnish to Buyer such other instruments and information as Buyer may reasonably request in order to convey to Buyer title to the Purchased Property, to be delivered from time to time upon Buyer's reasonable request.

     10.5 Prorations. The following liabilities shall be prorated between Seller and Buyer: (i) utility charges (which shall include water, sewer, electricity, gas and other utility charges) with respect to the Owned Real Property, the property subject to the Real Property Leases and customer owned equipment, (ii) rental charges (which shall include rental charges and other lease payments under the Real Property Leases), (iii) personal services (these services are charged for a period which includes the Closing Date; this shall include contract labor), and (iv) real and personal property taxes, ad valorem taxes, and franchise fees or taxes. With respect to measurement periods during which the Closing Date occurs (all such periods of time being hereinafter called "Proration Periods"), the liabilities described in clauses (i), (ii) and (iii) of the preceding sentence shall be apportioned between Seller and Buyer as of the Closing Date, with Buyer bearing only the expense thereof in the proportion that the number of days remaining in the applicable Proration Period after the Closing Date bears to the total number of days covered by such Proration Period. Real and personal property taxes and ad valorem taxes shall be prorated between Buyer and Seller based on the relative periods the Purchased Property was owned by each respective party during the fiscal period for which such taxes were imposed by the taxing jurisdiction (as such fiscal period is reflected on the bill rendered by such taxing jurisdiction). Buyer and Seller shall pay or be reimbursed for real and personal property taxes (including instances in which such property taxes have been paid before the Closing Date) on this prorated basis. If a payment on a tax bill is due after the Closing, the party that is legally required to make such payment shall make such payment when due and forward an invoice to the other party for its pro rata share, if any, within thirty (30) days of such payment. The other party shall pay the invoice within thirty (30) calendar days of receipt of the invoice. If the invoice amount is not timely paid, the unpaid amount of such invoice shall bear interest at the rate of eight percent (8%) per annum until paid. Similarly, all prepayments made by Seller with respect to service or maintenance agreements with third parties or license or other fees payable to third parties shall be prorated on an appropriate basis between Seller and Buyer and the prorated amount of such prepayments shall be paid to Seller within thirty (30) days after Closing.

     10.6  Cost Studies/NECA Matters.

          10.6.1 Prior to Closing. Seller agrees that, with respect to all toll revenues, settlements, pools, separations studies or similar activities, Seller shall be responsible for (and shall receive the benefit or suffer the burden of) any adjustments to contributions, or receipt of funds, by Seller resulting from any such activities that are related to the operation of the Business or the ownership or operation of the Purchased Property prior to the Closing Date. Specifically, this paragraph shall apply, but shall not be limited to, any matters related to the National Exchange Carrier Association ("NECA") including the Universal Service Fund ("USF"), Long Term Support ("LTS"), and Telecommunications Relay Services funds.

          10.6.2  From and After Closing.

          (a) Rural and non-rural carriers currently receive USF funds based on historic costs computed pursuant to Subpart F of Part 36 of the FCC's rules. Beginning July 1, 1999 or a date thereafter determined by the FCC, non-rural carriers shall not receive USF funds pursuant to Part 36 of the FCC rules, but will receive support based on forward-looking economic costs pursuant to Part 54 of the FCC's rules. Seller will take all steps necessary to ensure that, for each Transitional Year, Buyer receives a pro rata share of any USF funds distributed during such year. Buyer's pro rata share of such USF funds for a given Transitional Year shall be determined, for each Acquired Local Loop, by multiplying the USF funds attributable to that Acquired Local Loop for that year times the number of months of that year that such Loop is owned by the Buyer.

          (b) Buyer shall make all USF filings that are required under FCC rules after the Closing Date, and Seller shall provide such reasonable assistance as is required in order to make such filings.

          (c) Notwithstanding the foregoing, Buyer's right to receive a pro rata share of USF is conditioned upon Buyer's payment, from and after the Closing Date, of a pro rata share of the annual universal service contribution liability assessed by the Universal Service Administrative Company (USAC) based on end-user retail revenues for the previous year generated by assets being sold. The resulting Buyer's annual USF obligation for assets purchased shall be prorated in proportion to the number of months in the year from and after the Closing Date.

     10.7 Customer Deposits. Within thirty (30) days after Closing, Seller agrees to transfer to Buyer the customer deposits together with any interest accrued thereon (collectively "Customer Deposits"), together with all of Seller's obligations and rights to hold the Customer Deposits of the Business, up to the Closing Date, and Buyer agrees to hold, disburse and retain such deposits so delivered to it as if it were Seller.

     10.8  Access to Books and Records.

          (a) After the Closing, Seller will retain all Retained Books and Records for a period of three (3) years.

          (b) After the Closing, upon reasonable notice and subject to the Confidentiality Agreement, the parties will give to the representatives, employees, counsel and accountants of the other, access, during normal business hours, to books and records relating to the Business and the Purchased Property, and will permit such persons to examine and copy such records, in each case to the extent reasonably requested by the other party in connection with tax and financial reporting matters (including any Tax Returns and related information, but not attorney work product), audits, legal proceedings, governmental investigations and other business purposes (including such financial information and any receipts evidencing payment of taxes as may be requested by Seller to substantiate any claim for tax credits or refunds); provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any Contract to which it is a party or to which it or any of its assets is subject. Seller and Buyer will cooperate with each other in the conduct of any Tax audit or similar proceedings involving or otherwise relating to the Business (or the income therefrom or assets thereof) with respect to any Tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 10.8(b).

     10.9 Purchase Price Allocation. No later than ninety (90) days subsequent to the Closing Date, Buyer and Seller shall use their good faith efforts to agree to the allocation (the "Allocation") of the Purchase Price, the Assumed Liabilities and other relevant items (including, for example, adjustments to the Purchase Price) to the individual assets or classes of assets within the meaning of Section 1060 of the IRC. If Buyer and Seller agree to such Allocation prior to Closing, Buyer and Seller covenant and agree that (i) the values assigned to the assets by the parties' mutual agreement shall be conclusive and final for all purposes, and (ii) neither Buyer nor Seller will take any position before any Governmental Authority or in any judicial proceeding that is in any way inconsistent with such Allocation. Notwithstanding the foregoing, if Buyer and Seller cannot agree to an Allocation, Buyer and Seller covenant and agree to file and to cause their respective Affiliates to file, all Tax Returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the IRC and any Treasury regulations promulgated thereunder) consistent with each of Buyer and Seller's good faith Allocations, unless otherwise required because of a change in applicable Law.

     10.10 Owned Real Property Transfers. Within sixty (60) days of the date of this Agreement, Seller shall deliver to Buyer copies of all existing title insurance policies covering the Owned Real Property. Thereafter, no later than sixty (60) days before the Closing Date, Seller shall deliver (at its expense) to Buyer a preliminary title binder (on a standard form) issued by a title insurance company reasonably acceptable to Buyer, with respect to all Owned Real Property included in the Purchased Property and in which Seller purports to own fee title. Such title binders shall be reasonably satisfactory to counsel, subject to the standard exceptions set forth in the following sentence, for Buyer. Such title binders shall reflect that, upon consummation of the sale contemplated by this Agreement, Buyer will be vested with good, fee simple, indefeasible and insurable title to such Owned Real Property, subject only to Permitted Encumbrances. If a preliminary title binder indicates an exception other than a Permitted Encumbrance, Seller shall, at its expense, cause such exception to be removed on or before the Closing Date. With respect to each parcel of Owned Real Property covered by a preliminary title binder, the amount of title insurance provided by Seller shall be the real estate valuation amount shown on Seller's continuous property records. Seller shall also deliver to Buyer (at Seller's expense and on or prior to the Closing Date) a certified current survey. By no later than forty-five (45) days after the Closing Date, Seller shall deliver to Buyer a final title insurance policy paid for by Seller covering the Owned Real Property included in the preliminary title binder.

     10.11 Transaction Taxes. Buyer shall bear and be responsible for paying any sales, use, transfer, documentary, registration and other similar taxes imposed by any Governmental Authorities with respect to the transfer of Purchased Property to Buyer ("Transaction Taxes"), regardless of whether the Tax authority seeks to collect such Taxes from Seller or Buyer. Buyer shall also be responsible for (i) administering the payment of such Transaction Taxes, (ii) defending or pursuing any proceedings related thereto, and (iii) paying any expenses related thereto. Seller shall give prompt written notice to Buyer of any proposed adjustment to or assessment of any Transaction Taxes, or of any examination of the transaction consummated pursuant to this Agreement in a sales, use, transfer or similar Tax audit. In any proceedings, whether formal or informal, Seller shall permit Buyer to participate in and control the defense of such proceeding, and shall take all actions and execute all documents required to allow such participation. Seller shall not negotiate a settlement or compromise of any Transaction Taxes. Seller agrees to cooperate with Buyer in all respects with regard to the payment of such Transaction Taxes and the conduct of any proceedings relating thereto, and such cooperation shall include Seller's retention of all books and records relating to the Purchased Property for a period of two (2) years following the Closing Date. Seller also agrees, upon request by Buyer, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or other person as may be necessary to mitigate, reduce or eliminate any such Transaction Taxes.

     10.12 Bulk Sales Laws. Seller and Buyer waive compliance with applicable laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar law relating to the sale of inventory, equipment or other assets in bulk in connection with the sale of the Purchased Property.

     10.13 Prepaid Non-Regulated Maintenance Agreements. Within thirty (30) days following Closing, Seller shall pay to Buyer an amount equal to the pro rata portion of all prepaid but unearned revenues from Seller's customers for all non-regulated maintenance agreements as of the Closing Date.

     10.14 Vehicle Registration. Buyer agrees to use its commercially reasonable efforts to file promptly the appropriate vehicle title applications and registrations to change the name of the titled owner on each vehicle title certificate and change the motor vehicle registration (with respect to license plate information) on each vehicle being transferred to Buyer from Seller pursuant to this Agreement. Buyer agrees that it shall remove and destroy Seller's existing license plates from all vehicles received upon the earlier of receipt of new license plates or sixty (60) days following Closing.

     10.15 Carrier Access Billing. Seller shall render its own final carrier access bills to its interexchange carriers for minutes, messages and other applicable charges up to and including the Closing Date. Seller shall be responsible for collecting and settling any disputes associated with its final bills to the interexchange carriers.

     10.16 End-User Billing and Accounts Receivable Transition. Buyer agrees to purchase Seller's Earned End-User Accounts Receivable and make payment to Seller for those accounts in the manner described below.

          (a) Seller shall transfer, as soon as reasonably available after Closing (but in no event later than ten (10) days following the Closing Date), all open end-user customer account records to Buyer as of the end of business on the Closing Date. Following the Closing, Buyer will be responsible for administering those records including the application of cash receipts to customer accounts, whether related to services rendered before or after the Closing. Seller will promptly forward to Buyer all customer payments and related remittance documents received by Seller after the Closing for processing by Buyer.

          (b) Within twenty (20) days following the Closing, Seller will provide an accounting to Buyer of the Earned End-User Accounts Receivable and the Customer Advances, as well as the most recent twelve (12) month history of Seller's uncollectible net writeoffs expressed as a percentage of billings for the Business (the "Uncollectible Factor"). This data and the resulting calculation of the Earned End-User Accounts Receivable Amount will be summarized in an accounts receivable settlement statement (the "Accounts Receivable Settlement Statement"). Within thirty (30) days following the Closing, Buyer will remit to Seller an amount equal to 80% of the Earned End-User Accounts Receivable Amount less 100% of the Customer Advances. Within sixty (60) days following the Closing, Buyer will remit an additional 15% of the Earned End-User Accounts Receivable Amount and within ninety (90) days will remit the final 5%.

          (c) Not later than ten (10) days prior to the due dates for the sixty
(60) and ninety (90) day payments referred to in Section 10.16(b) above, Seller will provide Buyer with an updated Accounts Receivable Settlement Statement reflecting any adjustments based upon non-sufficient funds checks, billing adjustments or other facts that have become known after the original statement that relates to pre-closing activity.

          (d) If at any time during the ninety (90) day period following the Closing, Buyer or Seller discovers any material discrepancy in the Accounts Receivable Settlement Statement, Seller and Buyer agree to use commercially reasonable efforts to resolve any discrepancy in a timely manner, and also agree to make payments related to any undisputed amounts as set forth above.

          (e) At any time between ninety (90) and two hundred seventy (270) days following the Closing, Buyer may prepare an analysis of actual bad debt write-off experience related to the Earned End-User Accounts Receivable purchased from Seller. If such analysis reasonably demonstrates that write-offs have exceeded the estimated amount in the final Accounts Receivable Settlement Statement (as had been calculated using the Uncollectible Factor) by more than ten percent (10%), Seller will pay to Buyer the full amount of the difference within thirty (30) days of receipt of Buyer's request for payment, together with Buyer's write-off analysis. Buyer will provide Seller sufficient detail in its write-off analysis, and as reasonably necessary, access to billing and collection records, to allow Seller to validate the accuracy of Buyer's request. Any disputes regarding the amounts of such request shall be settled using the procedure described in Section 3.2(d).

     10.17 Risk of Loss Prior to Closing. If any material damage or destruction of any sort occurs prior to the Closing to any of the tangible or real properties that constitute the Purchased Property, Seller will promptly apply any insurance proceeds to the repair of the Purchased Property. If the damage or destruction reduces the value of the Purchased Property by an amount in excess of one million dollars ($1,000,000), Seller shall promptly notify Buyer thereof (the "Casualty Notice").

     10.18 Further Assurances. After the Closing, Seller will furnish to Buyer such other instruments and information as Buyer may reasonably request in order to convey to Buyer title to the Purchased Property, to be delivered from time to time upon Buyer's reasonable request.

     10.19 Customer Proprietary Network Information. Seller agrees that upon Closing, Seller will not use or make available for the use of third parties, including Seller's Affiliates, customer proprietary network information, as that term is defined by Law, for the purpose of marketing any service offering to persons within the Purchased Exchanges who are not customers of Seller or any Seller Affiliate after the Closing Date.


                   ARTICLE 11. EMPLOYEES AND EMPLOYEE MATTERS

     11.1 Employment of Transferred Employees. All Active Employees of Seller employed in the Business, and all Active Employees of Seller and its Affiliates who are associated with the Business, on the Closing Date (hereinafter collectively referred to as "Transferred Employees") shall be employed by (or become the responsibility of, as applicable) Buyer as of the Closing Date in the same or comparable positions, and at the same or comparable total compensation (including base pay and bonus (exclusive of any retention bonus)), as were in effect on the Closing Date, except as otherwise provided in this Agreement. The term "Transferred Employees" shall include only those individuals described in the preceding sentence who are identified as such on Schedule 11.1. For purposes of the first sentence, the term "Active Employees" shall include all full-time and part-time employees, employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability, non-occupational disability, on layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement. Buyer also shall employ any employee of Seller or its Affiliates who on the Closing Date is an LTD Recipient (as defined in Section 11.7) and who immediately before his active employment with Seller or its Affiliates ceased was employed in or in association with the Business and whose primary work location is within the areas serviced by the Purchased Exchanges, provided such employee returns to active employment within one (1) year of the Closing Date. For a period of six (6) months following the Closing Date, Buyer shall not employ, and Buyer shall not permit any of its Affiliates to employ, any person who retires or otherwise terminates from any employment at or in association with the Business during the six-month period beginning three
(3) months before the Closing Date. All Transferred Employees and LTD Recipients (as defined in Section 11.7) shall be identified on Schedule 11.1 to be prepared by Seller and submitted to Buyer at least fifteen (15) days prior to the Closing Date; such Schedule 11.1 shall identify, as of the date of such Schedule, the employees who have terminated employment as described in the preceding sentence; and such Schedule 11.1 shall be updated as of the date that is three months after the Closing to identify any employees who terminated employment as described in the preceding sentence after the date of the original Schedule 11.1.

          11.1.1 Assumption of Collective Bargaining Agreement Obligations. On and after the Closing Date, Buyer, as successor employer to Seller (subject to Seller's Retained Liabilities in Section 2.4.2(d)), shall assume all of the employer's obligations under, and be bound by the provisions of, each collective bargaining agreement covering Transferred Employees. Each such collective bargaining agreement relating to Transferred Employees shall be identified on a
Schedule 11.1.1 to be prepared by Seller and submitted to Buyer at least fifteen
(15) days prior to the Closing Date. Seller shall cooperate with Buyer in Buyer's efforts to contact the unions representing Transferred Employees. If a union representing Transferred Employees objects to Buyer's assumption of, or refuses to allow Buyer to assume, the provisions of any existing collective bargaining agreement that covers such Transferred Employees immediately before the Closing Date, or objects to any change in or termination of employee benefits on or after the Closing Date, Seller and its Affiliates shall have no liability or obligation to Buyer by reason of such objection or refusal. If, on or before the Closing Date, an employee objects, or refuses to assent, to the consummation of the transactions contemplated by this Agreement insofar as the Agreement affects the employee, Seller and its Affiliates shall have no liability or obligation to the employee or any other party by reason of the employee's objection or refusal to assent, and Buyer shall be responsible for any liability or obligation that arises by reason of the employee's objection or refusal to assent (other than any liability or obligation that results from Seller's failure to comply with this Agreement and that does not result from Buyer's failure to comply with this Agreement).

          11.1.2 Assumption of Employment and Other Agreements. On and after the Closing Date, except as otherwise provided in this Agreement or in Schedule 11.1.2, Buyer, as successor employer to Seller (subject to Seller's Retained Liabilities in Section 2.4.2(d)), shall assume all obligations under and be bound by the provisions of each offer of employment by Seller relating to the Business, each employment agreement or any other agreement by Seller relating to conditions of employment, employment separation, severance, or employee benefits in connection with the Business. All obligations described in this Section
11.1.2 assumed by and binding Buyer shall be identified on a Schedule 11.1.2 to be prepared by Seller and submitted to Buyer at least fifteen (15) days prior to the Closing Date.

          11.1.3 Recognition of Transferred Employee Service. On and after the Closing Date, and subject to the provisions of any applicable collective bargaining agreement, Buyer shall recognize the service of each Transferred Employee for all employment-related purposes (other than an employee achievement award, within the meaning of Section 274(j) of the IRC) determined in accordance with the practices and procedures of Seller in effect on the Closing Date, as if such service had been rendered to Buyer. Schedule 11.1 to be prepared by Seller and submitted to Buyer no later than fifteen (15) days prior to the Closing Date shall list the service of each Transferred Employee for the employment-related purposes referred to in the preceding sentence.

          11.1.4 Assumption of Obligation to Pay Bonuses. Except as otherwise expressly provided in this Agreement, Transferred Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices, or agreements of Seller or any of its Affiliates after the Closing Date. For the year in which the Closing Date occurs, the Transferred Employees shall be paid any bonuses that would have been payable to the Transferred Employees for that year had the Transferred Employees remained employees of Seller or one of its Affiliates, in accordance with the provisions of the policy, plan, arrangement, program, practice or agreement under which the bonus would have been paid (the "Seller's Bonus Plans"). Seller shall pay to Transferred Employees that portion of any such bonus that is attributable to service during such year on or before the Closing Date, and Buyer shall pay to Transferred Employees that portion of any such bonus that is attributable to service during such year after the Closing Date. In determining the amount of the bonus to be paid by Buyer in accordance with the preceding sentence, Buyer shall apply criteria that are substantially comparable to the criteria established as of the Closing Date under the Seller Bonus Plans under which the bonus would have been paid had the Transferred Employees remained employees of Seller or one of its Affiliates. Seller shall identify the Seller Bonus Plans on a Schedule 11.1.4 to be delivered to Buyer no later than fifteen (15) days prior to the Closing Date.

          11.1.5 No Duplicate Benefits; Dependents and Beneficiaries. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

          11.1.6  Affiliate Employees. If any employee identified in Schedule
11.1 is an employee of an Affiliate of Seller, he or she shall be considered a Transferred Employee and shall be treated under this Agreement in a manner that is comparable to the treatment given to the Transferred Employees who are employed by Seller, except that his or her service as of the Closing Date shall be determined in accordance with the practices and procedures of his or her employer, as in effect on the Closing Date.

          11.1.7 Term of Assumed Obligations. Except as otherwise expressly provided in this Agreement, Buyer's obligations with respect to Transferred Employees under this Article 11 shall continue for a period of not less than one year after the Closing Date.

     11.2   Transferred Employee Benefit Matters.

          11.2.1  Defined Benefit Plans.

          (a) Seller's Pension Plans. As of the date of this Agreement, Seller participates in the following single-employer defined benefit pension plans maintained in the United States:

              (i) the GTE Service Corporation Plan for Employees' Pensions (the "Seller's Salaried Pension Plan"); and

              (ii) the GTE North Incorporated Pension Plan for Hourly-Paid Employees' of Wisconsin (collectively, the "Seller's Hourly Pension Plan").

          The plans identified in this Section 11.2.1(a) shall be referred to collectively in this Agreement as the "Seller's Pension Plans," and each such plan shall be referred to individually as a "Seller's Pension Plan."

          (b) Buyer Obligations. Buyer shall take all actions necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer maintains or adopts one or more pension plans (hereinafter referred to in the aggregate as the "Buyer Pension Plans" and individually as the "Buyer Pension Plan") effective as of the Closing Date and to ensure that each Buyer Pension Plan satisfies the following requirements as of the Closing Date: (i) the Buyer Pension Plan is a qualified, single-employer defined benefit plan under Section 401(a) of the IRC; (ii) any Buyer Pension Plan that was in effect before the Closing Date shall not have any "accumulated funding deficiency," as defined in
Section 302 of ERISA and Section 412 of the IRC, whether or not waived, immediately before the Closing Date; (iii) the Buyer Pension Plan is not the subject of termination proceedings or a notice of termination under Title IV of ERISA; (iv) the Buyer Pension Plan does not exclude Transferred Employees from eligibility to participate therein; (v) the Buyer Pension Plan does not violate the requirements of any applicable collective bargaining agreement; and (vi) with respect to Transferred Employees who were participants in the Seller's Hourly Pension Plan on the Closing Date, the terms of the Buyer Pension Plan are substantially identical in all material respects to the terms of the Seller's Hourly Pension Plan. Within the 30-day period immediately preceding any transfer of assets and liabilities from a Seller's Pension Plan to a Buyer Pension Plan pursuant to this Section 11.2.1(b), Buyer shall provide Seller with a written certification, in a form acceptable to Seller, that the Buyer Pension Plan satisfies each of the requirements set forth in this Section 11.2.1(b).

          (c) Transfer of Liabilities.


              (i) In accordance with the provisions of this Section 11.2.1, Buyer shall cause the Buyer Pension Plans to accept all liabilities for benefits under the Seller Pension Plans, whether or not vested, that would have been paid or payable (but for the transfer of assets and liabilities pursuant to this Section 11.2.1) to or with respect to the Transferred Employees under the terms of the Seller's Pension Plans, including, but not limited to, all liabilities for "Section 411(d)(6) protected benefits" (as defined by Section 411(d)(6) of the IRC and the regulations thereunder) that have accrued under the Seller's Pension Plans to or with respect to the Transferred Employees based on accredited service and compensation under the Seller's Pension Plans as of the Closing Date. Buyer shall not amend the Buyer Pension Plans, or permit the Buyer Pension Plans to be amended, to eliminate any benefit, whether or not vested, that is a "Section 411(d)(6) protected benefit" (as defined by Section 411(d)(6) of the IRC and the regulations thereunder). Seller or an Affiliate thereof may, in its sole discretion on or prior to the transfer of liabilities, take action to fully vest Transferred Employees in their benefits (if any) under the Seller's Pension Plans.

             (ii) (A) For purposes of eligibility and vesting under the Buyer Pension Plans, each Transferred Employee whose accrued benefit is transferred from a Seller's Pension Plan to a Buyer Pension Plan shall be credited with service and compensation as of the Closing Date as determined under the terms of the Seller's Pension Plan. The benefit under the Buyer Pension Plan for each Transferred Employee who, on the Closing Date, participates in the Seller's Hourly Pension Plan, shall be calculated under terms of the Buyer Pension Plan that are substantially identical in all material respects to the terms of the Seller's Hourly Pension Plan. The benefit for each Transferred Employee who, on the Closing Date, participates in the Seller's Salaried Pension Plan, shall not be less than the greater of (x) the sum of the Transferred Employee's "Seller's Pension" and "Buyer Pension," or (y) the Transferred Employee's "Total Service Pension," each as determined under the rules set forth in subsection (c)(iii)(B) of this Section 11.2.1.

                    (B) Each Transferred Employee who, as of the Closing Date, participates or formerly participated in the Seller's Salaried Pension Plan and who, under the terms of the Seller's Salaried Pension Plan, has at least 15 years of accredited service and combined years of age and accredited service of at least 74 as of June 1, 1999, shall be eligible, after the Transferred Employee's employment with the Buyer and its Affiliates is terminated and after the Transferred Employee's combined years of age and years of accredited service equal or exceed 76, to receive his or her "Seller's Pension" (as determined under the rules set forth in subsection (c)(iii) of this Section 11.2.1) as an immediate early retirement pension under the applicable Buyer Pension Plan in accordance with early retirement provisions that are no less favorable to the Transferred Employee than the early retirement provisions of the Seller's Salaried Pension Plan as of the Closing Date. For a period of at least five (5) years following June 1, 1999, Buyer shall cause the Buyer Pension Plan to retain early retirement provisions that are no less favorable to the Transferred Employees than the early retirement provisions of the Seller's Salaried Pension Plan to which they were subject as of the Closing Date; provided, however, that a Transferred Employee shall be entitled to consent to the provision to such Transferred Employee of a different and less favorable early retirement benefit.

                    (C) Notwithstanding the foregoing provisions of this subsection (c) (ii), if a lump-sum distribution is available under the Buyer Pension Plan, the benefit under the Buyer Pension Plan of a GATT Grandfathered Participant, when expressed in the form of a lump sum, shall not be less than the benefit under the Buyer Pension Plan determined without regard to the changes to Section 417 of the IRC made by the Uruguay Round Agreements Act. The method used to convert a GATT Grandfathered Participant's accrued benefit into a lump-sum amount under the Buyer Pension Plan after 1999 shall be not less favorable to a GATT Grandfathered Participant than the method used for similar purposes by the Seller Pension Plans. For purposes of this paragraph (c)(ii)(C), "GATT Grandfathered Participant" shall mean a Transferred Employee (x) with respect to whom liabilities are transferred pursuant to this subsection (c) and
(y) who, taking service from Buyer into account as service with Seller, would have been eligible under the Seller's Pension Plan, but for the transfer of liabilities pursuant to this subsection (c), to have his benefit under the Seller's Pension Plan (when expressed in the form of a lump sum) determined without regard to the changes to Section 417 of the IRC made by the Uruguay Round Agreements Act.

                    (D) For a period of five (5) years following June 1, 1999, Buyer shall cause the Buyer Pension Plan to retain early retirement provisions that are no less favorable to the Transferred Employees than the early retirement provisions of the Seller's Hourly Pension Plan to which they were subject as of the Closing Date; provided, however, that a Transferred Employee shall be entitled to consent to the provision to such Transferred Employee of a different and less favorable early retirement benefit.

              (iii) (A) The Buyer Pension Plan benefit of a Transferred Employee who, on the Closing Date, participates in the Seller's Hourly Pension Plan, shall be calculated as set forth in paragraph (c)(ii)(a) of this Section 11.2.1.

                    (B) The Buyer Pension Plan benefit of a Transferred Employee who, on the Closing Date, participates in the Seller's Salaried Pension Plan, shall be calculated by applying the benefit formula set forth in paragraph
(c)(ii)(A) of this Section 11.2.1, in accordance with the rules described in the remainder of this paragraph (B). A Transferred Employee's "Seller's Pension" shall be calculated by applying the benefit formula under the Seller's Salaried Pension Plan (as in effect on the Closing Date) to the Transferred Employee's service and compensation credited under the Seller's Salaried Pension Plan as of the Closing Date. A Transferred Employee's "Buyer Pension" shall be not less than an amount calculated by applying the benefit formula under the Buyer Pension Plan to the Transferred Employee's total accredited service and compensation under the Buyer Pension Plan (including service and compensation credited under the Seller's Salaried Pension Plan as of the Closing Date as if such service and compensation had been earned under the Buyer Pension Plan and service and compensation credited under the Buyer Pension Plan after the Closing
Date), multiplied by the ratio of accredited service earned after the Closing Date to such total accredited service; provided that for a period of at least five (5) years following June 1, 1999, Buyer shall cause the benefit formula used in determining such "Buyer Pension" to provide benefits at least as valuable as were provided under the benefit formula applicable to the Transferred Employee under the Seller's Salaried Pension Plan on the Closing Date. A Transferred Employee's "Total Service Pension" shall be calculated by applying the benefit formula under the Buyer Pension Plan to the Transferred Employee's accredited service (including service and compensation credited with the Seller under the Seller's Salaried Pension Plan as of the Closing Date as if such service and compensation was earned under the Buyer Pension Plan and service and compensation credited under the Buyer Pension Plan on and after the Closing Date). Solely for purposes of computing a Transferred Employee's "Total Service Pension," compensation received by such a Transferred Employee from the Seller shall be treated as compensation received from the Buyer. The Seller's Pension, the Buyer Pension, and the Total Service Pension shall take into account the Transferred Employee's actual age and entire period of service (including service credited under the Seller's Salaried Pension Plan as of the Closing Date and service credited under the Buyer Pension Plan on and after the Closing Date) for vesting and benefit eligibility purposes.


                    (C) Each Transferred Employee who is eligible to receive a benefit under the Buyer Pension Plan may elect to receive the portion of said benefit that is equal to the Seller's Pension in any form, and with any early retirement or other actuarial subsidy, that was available under the Seller's Pension Plan on the Closing Date, without regard to whether the Transferred Employee is eligible to elect or receive, or does elect or receive, the same form of payment or early retirement or actuarial subsidy for the remainder of the pension under the Buyer Pension Plan.

              (iv) As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list reflecting each Transferred Employee's service and compensation under each of the Seller's Pension Plans and each Transferred Employee's accrued benefit thereunder as of the Closing Date.

     (d)   Transfer of Assets.

              (i) In accordance with the provisions of subsection (d)(i) of this Section 11.2.1 and subject to the provisions of subsection (d)(vi) of this
Section 11.2.1, Seller shall direct the trustee of the Seller's Pension Plans to transfer to the trustee or funding agent of the applicable Buyer Pension Plan an amount in cash determined as provided in the following sentence (the "Pension Assets") with respect to the Transferred Employees whose accrued benefits are transferred to a Buyer Pension Plan pursuant to Section (c) of this Section
11.2.1. The value of the Pension Assets to be transferred by the Seller's Pension Plans shall be equal in value to the projected benefit obligation, as defined in paragraph 17 of Statement of Financial Accounting Standards No. 87 ("FAS 87"), under the Seller's Pension Plans for the Transferred Employees whose accrued benefits are transferred to a Buyer Pension Plan pursuant to Section (c) of this Section 11.2.1, determined in each case on an on-going plan basis as of the Closing Date, and on the basis of the assumptions used for the fiscal year which includes the Closing Date in Seller's determination of pension expense for the Seller's Pension Plans in accordance with FAS 87; provided, however, that in no event shall the value of the Pension Assets be less than the amount required to be transferred by Section 414(l) of the Code and the regulations thereunder determined using the assumptions used by the PBGC with respect to a plan termination occurring on the Closing Date. The Pension Assets shall be in the form of cash or marketable obligations. Under no circumstances shall Seller or the Seller's Pension Plans be liable to transfer any additional amount to Buyer or a Buyer Pension Plan or any other person in respect of the accrued benefits transferred to a Buyer Pension Plan pursuant to Section (c) of this Section 11.2.1, including but not limited to any circumstance under which any person (including a governmental agency) states a claim to some portion or all of the Pension Assets.

              (ii) Seller shall appoint an actuary ("Seller's Actuary") to determine the amount to be transferred pursuant to subsection (d)(i) of this
Section 11.2.1 and shall provide such determination to Buyer. Buyer shall appoint an actuary ("Buyer's Actuary") who shall have the right to audit and review the determination made by Seller's Actuary. Within thirty (30) days of the date Seller informs Buyer of the amount of the Pension Assets, Seller's Actuary shall provide Buyer's Actuary with a computer file containing all the employee data used by Seller's Actuary to calculate the Pension Assets. If Buyer's Actuary is unable to agree with Seller's Actuary on the amount of the transfer within sixty (60) days after Seller informs Buyer of the amount to be transferred, Seller and Buyer shall jointly select a third actuary, whose determination shall be binding on Seller and Buyer. Each of Seller and Buyer shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs, and expenses of the third actuary shall be borne one-half by Seller and one-half by Buyer.

              (iii) The Pension Assets shall be credited with interest from the Closing Date to the actual date of transfer at the assumed discount rate used in accordance with paragraph (i) of this Section (d); provided that any Pension Assets that are distributed from the Seller's Pension Plans before the date of transfer pursuant to subsection (d)(vi) of this Section 11.2.1 shall be credited with interest (such interest to be credited to the Buyer Pension Plans) only from the Closing Date to the date of distribution.

              (iv) Under the terms of each Buyer Pension Plan, the accrued benefit of each Transferred Employee immediately after the transfer of assets and liabilities pursuant to this Section 11.2.1 shall not be less than the sum of each Transferred Employee's accrued benefits under the Seller's Pension Plan and the Buyer Pension Plan immediately before the transfer of assets and liabilities. Neither Seller nor its Affiliates nor the Seller's Pension Plans nor any trustee thereof shall retain any liability for benefits under the Seller's Pension Plans for any Transferred Employee with respect to whom cash or marketable obligations have been transferred to a Buyer Pension Plan pursuant to this Section 11.2.1 or distributed pursuant to subsection (d)(vi) of this
Section 11.2.1 (other than any additional liability that results from Seller's (or its Affiliates') failure to comply with this Agreement, the Seller's Pension Plan or applicable Law and that does not result from any failure of Buyer or its Affiliates to comply with this Agreement, the Buyer Pension Plan or applicable
Law).

              (v) In connection with the transfer of assets and liabilities pursuant to this Section 11.2.1, Seller and Buyer shall cooperate with each other in making all appropriate filings required by the IRC or ERISA and the regulations thereunder, and the transfer of assets and liabilities pursuant to this Section 11.2.1 shall not take place until as soon as practicable after the latest of (i) the expiration of the 30-day period following the filing of any required notices with the IRS pursuant to Section 6058(b) of the IRC, or (ii) the date Buyer has delivered to Seller (xx) a copy of the Buyer Pension Plan and a copy of the most recent determination letter from the IRS to the effect that the Buyer Pension Plan is qualified under Section 401(a) of the IRC, together with documentation reasonably satisfactory to Seller of the due adoption of any amendments to the Buyer Pension Plan required by the IRS as a condition to such qualification and a certification from Buyer that no events have occurred that adversely affect the continued validity of such determination letter (apart from the enactment of any Federal law for which the remedial amendment period under
Section 401(b) of the IRC has not yet expired), and (yy) information enabling the enrolled actuary for the Buyer Pension Plan to issue the certification required by Section 6058(b) of the IRC.

              (vi)  (A)   If, after the Closing Date and before the date of
transfer of assets and liabilities from the Seller's Pension Plans pursuant to this Section 11.2.1, the accrued benefit as of the Closing Date becomes payable under a Seller's Pension Plan to or with respect to a Transferred Employee, Buyer shall (xx) furnish GTE Service Corporation with a copy of a properly completed application for such benefits, and (yy) direct GTE Service Corporation to instruct the trustee of the Seller's Pension Plan to make benefit payments in the form and amount determined by GTE Service Corporation in accordance with the properly completed application for benefits. Seller shall cause GTE Service Corporation to comply with any such direction.

                    (B) To the extent that any reasonable custodial, trustee, asset management, or other plan administration expenses attributable to the Pension Assets and to the period ending on the date of the transfer of assets and liabilities from the Seller's Pension Plans pursuant to this Section 11.2.1 are allocable to the assets and liabilities to be so transferred, Buyer shall reimburse the trustee of the Seller's Pension Plans in the amount of such allocable expense if the expense is to be paid from assets then held by the trustee of the Seller's Pension Plans or, if the expense is not to be paid from assets then held by the trustee of the Seller's Pension Plans, Buyer shall reimburse GTE Service Corporation in the amount of the expense, in each case within fifteen (15) days of the date on which Buyer receives a statement therefor from GTE Service Corporation.

                    (C) Notwithstanding anything herein to the contrary, the assets and liabilities to be transferred from the trustee of the Seller's Pension Plans to the trustee or funding agent of the Buyer Pension Plan pursuant to this Section 11.2.1 shall be reduced, as provided in this subsection (vi), to reflect any benefit payments made pursuant to this subsection (vi) regardless of the form in which paid and any expenses described in paragraph (B) of this subsection (vi) that have not otherwise been paid pursuant to this subsection
(vi).

          11.2.2  Savings Plans.

          (a) As of the date of this Agreement, Seller participates in the GTE Savings Plan and the GTE Hourly Savings Plan (collectively referred to as the "Seller's Savings Plans"). Except as provided in Section (g) of this Section 11.2.2, Transferred Employees shall not be entitled to make contributions to or to benefit from matching or other contributions under the Seller's Savings Plans on and after the Closing Date.

          (b) Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer maintains or adopts one or more savings plans (hereinafter referred to in the aggregate as the "Buyer Savings Plans" and individually as the "Buyer Savings Plan") effective as of the Closing Date and to ensure that the Buyer Savings Plans satisfy the following requirements as of the Closing Date: (i) each Buyer Savings Plan is a qualified, single-employer individual account plan under Section 401(a) of the IRC; (ii) at least one (1) Buyer Savings Plan does not exclude Transferred Employees from eligibility to participate therein; (iii) at least one (1) Buyer Savings Plan permits Transferred Employees to make before-tax contributions (under Section 401(k) of the IRC) and provides for matching contributions by the Buyer at a rate of match determined solely in the discretion of Buyer; and (iv) the Buyer Savings Plan does not violate the requirements of any applicable collective bargaining agreement to which it is subject. Within the thirty (30) day period immediately preceding any transfer of assets and liabilities from a Seller's Savings Plan to a Buyer Savings Plan pursuant to this Section 11.2.2, Buyer shall provide Seller with a written certification, in a form acceptable to Seller, that the Buyer Savings Plan satisfies each of the requirements set forth in this Section (b).

          (c) (i)   Seller shall direct the trustee of the Seller's Savings
Plans to transfer to the trustee or funding agent of the Buyer Savings Plan designated by Buyer an amount in cash equal in value to the account balances of the Transferred Employees covered by the Seller's Savings Plans as of the date of the transfer; provided that to the extent the account balances to be transferred consist in whole or in part of outstanding participant loans which comply with the provisions of the IRC and ERISA (the "Participant Loans"), Seller shall direct the trustee of the Seller's Savings Plans to transfer to the trustee or funding agent of the Buyer Savings Plans, in lieu of cash, the promissory notes and related documents evidencing such Participant Loans. Buyer and Seller shall take such actions as may be required to effect the assignment of such loans by the trustee of the Seller's Savings Plan to the trustee or funding agent of the Buyer Savings Plan, and Buyer shall cause the trustee or funding agent of the Buyer Savings Plan to accept the assignment of such Participant Loans.

              (ii) After the date of the transfer of assets and liabilities pursuant to this Section 11.2.2, Buyer shall assume all liabilities for the benefits payable to or with respect to such Transferred Employees under the Seller's Savings Plans, and Seller and the Seller's Savings Plans and their implementing trust shall retain no liability for such benefits (other than any additional liability that results from Seller's (or its Affiliate's) failure to comply with this Agreement, the Seller's Savings Plan or applicable Law and that does not result from any failure of Buyer or its Affiliates to comply with this Agreement, the Buyer Savings Plan or applicable Law).

          (d) For purposes of eligibility and vesting under the Buyer Savings Plans, each Transferred Employee shall be credited with service as of the Closing Date as determined under the terms of the Seller's Savings Plans. As soon as practicable after the Closing Date, Seller shall cause GTE Service Corporation to deliver to Buyer a list of the Transferred Employees covered by the Seller's Savings Plans, together with each Transferred Employee's service under each of the Seller's Savings Plans as of the Closing Date.

          (e) In connection with the transfer of assets and liabilities pursuant to this Section 11.2.2, Seller and Buyer shall cooperate with each other in making all appropriate filings required by the IRC or ERISA and the regulations thereunder, and the transfer of assets and liabilities pursuant to this Section
11.2.2 shall not take place until as soon as practicable after the latest of (i) the expiration of the thirty (30) day period following the filing of any required notices with the IRS pursuant to Section 6058(b) of the IRC, and (ii) the date Buyer has delivered to Seller (xx) a copy of the Buyer Savings Plan and a copy of the most recent determination letter from the IRS to the effect that the Buyer Savings Plan is qualified under Sections 401(a) and 401(k) of the IRC, together with documentation reasonably satisfactory to Seller of the due adoption of any amendments to the Buyer Savings Plan required by the IRS as a condition to such qualification and a certification from Buyer that no events have occurred that adversely affect the continued validity of such determination letter (apart from the enactment of any Federal law for which the remedial amendment period under Section 401(b) of the IRC has not yet expired).

          (f) As soon as practicable after the Closing Date, Seller shall cause GTE Service Corporation to deliver to Buyer a list of the Transferred Employees who have outstanding Participant Loans under the Seller's Savings Plans, together with copies of said Transferred Employees' notes, disclosure statements, and security agreements under the Seller's Savings Plans. Subject to obtaining the consent of the applicable Transferred Employee if required by law, from the Closing Date until the earliest of (i) the actual date of transfer of assets and liabilities pursuant to this Section 11.2.2; (ii) the full amortization of the Transferred Employee's indebtedness; (iii) the distribution of the entire balance of the Transferred Employee's accounts; or (iv) the last date on which Buyer or one of its Affiliates pays remuneration to the Transferred Employee, Buyer or its Affiliate shall (x) continue the payroll deductions pursuant to which each such Transferred Employee is discharging indebtedness to a Seller's Savings Plan and (y) remit the deducted funds to Fidelity Management Trust Company, the trustee of the Seller's Savings Plans, as soon as practicable, but in no event more than thirty (30) days, after the date of deduction, together with an accounting that identifies the Transferred Employees with respect to whom the funds were deducted and the amount deducted for each Transferred Employee. All such remitted funds shall be transferred to the appropriate Seller's Savings Plan and applied to reduce the appropriate Transferred Employee's outstanding indebtedness. Buyer's obligations under this Section (f) are limited to payroll deductions of Participant Loans repayments by the Transferred Employees and remittance of those funds, and nothing herein shall be construed to obligate Buyer to repay to Seller any portion of the outstanding indebtedness of the Transferred Employees that are not otherwise discharged by the Transferred Employees themselves.

          (g) Seller shall make all required matching contributions with respect to the Transferred Employees' contributions to the Seller's Savings Plans that are (i) eligible for matching and (ii) made before, or relate to a period ending on or prior to, the Closing Date. Such matching contributions shall be made not later than the date on which all other matching contributions are made to the Seller's Savings Plans with respect to contributions made at the same time as the Transferred Employees' contributions.

          11.2.3  Welfare Plans.

          (a) Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer maintains or adopts, as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and long-term disability and other employee welfare benefit plans (including retiree medical and life) for the benefit of (i) the non-bargained Transferred Employees (the "Non-Union Welfare Plans") and (ii) the union-represented Transferred Employees in accordance with the provisions of applicable collective bargaining agreements (the "Bargained Welfare Plans"). The Non-Union Welfare Plans and the Bargained Welfare Plans are hereinafter referred to collectively as the "Buyer Welfare Plans." The Buyer Welfare Plans shall provide as of the Closing Date pre-retirement benefits to Transferred Employees (and their dependents and beneficiaries) that, in the aggregate, are comparable to the pre-retirement benefits to which they were entitled under the corresponding employee welfare benefit plans maintained by Seller on the Closing Date. For purposes of determining eligibility to participate in each Buyer Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plans maintained by Seller on the Closing Date (hereinafter referred to collectively as the "Seller's Welfare Plans"). Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Buyer Welfare Plans shall be waived for Transferred Employees, and Transferred Employees shall receive credit under the Buyer Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Seller's Welfare Plan in accordance with the corresponding Seller's Welfare Plans. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Transferred Employees who had credited service under a Seller's Welfare Plan, together with each such Transferred Employee's service, co-payment amounts, and deductible and out-of-pocket limits under such plan.

          (b) (i)   Except as otherwise provided in subsection (b)(ii) of this
Section (b) or in an applicable collective bargaining agreement, Buyer shall provide or cause to be provided retiree medical, health, and life benefits to each Transferred Employee (or the dependents or beneficiaries of such Transferred Employee, as the case may be) under substantially comparable terms and conditions as apply to other comparable employees of Buyer, and Seller shall have no obligation to provide retiree medical, health and life benefits in respect of any Transferred Employee on or after the Closing Date.

              (ii) Subject to Section 11.4 below, following the retirement from Buyer and its Affiliates or any successor thereof of a Transferred Employee who is not subject to a collective bargaining agreement as of the Closing Date, who has combined age and years of accredited service (within the meaning of the Seller's Pension Plan) as of June 1, 1999, equal to at least 66, and who as of his or her retirement has combined age and years of accredited service (within the meaning of the Seller Pension Plan) equal to at least 76 and at least 15 years of accredited service (within the meaning of the Seller's Pension Plan) (a "Retired Non-Union Transferred Employee"), Seller shall provide or cause to be provided to each such Retired Nonunion Transferred Employee (and/or his or her dependents and beneficiaries) retiree medical, health, and life benefits under terms and conditions that are substantially identical to the terms and conditions under the corresponding programs offered by Seller to its similarly situated noncollectively bargained employees retiring as of the Closing Date; provided that nothing in this subsection (b)(ii) shall be construed to prevent any Retired Non-Union Transferred Employee (or his or her dependents or beneficiaries) from voluntarily relinquishing such benefits. Buyer shall reimburse Seller, in accordance with this subsection (b)(ii), for the cost of the retiree medical, health, and life coverage for which Seller is responsible and that Seller actually provides pursuant to this subsection (b)(ii). For each year for which Buyer is required to reimburse Seller under this subsection
(b)(ii), Buyer shall pay Seller annually in arrears, within 30 days after Seller provides a statement therefor to Buyer, (A) $4,500 with respect to each Retired Non-Union Transferred Employee who has not yet attained age 65 during the year for which the payment is made and $4,500 with respect to each spouse who is covered with respect to a Retired Non-Union Transferred Employee and who has not yet attained age 65 during the year for which the payment is made, and (B) $2,000 with respect to each Retired Non-Union Transferred Employee who has attained at least age 65 during the year for which the payment is made and $2,000 with respect to each spouse who is covered with respect to a Retired Non-Union Transferred Employee and who has attained at least age 65 during the year for which the payment is made. No reimbursement shall be due with respect to any dependent, other than a spouse, covered with respect to a Retired Non-Union Transferred Employee. The reimbursement obligation for partial years shall be prorated based on the portion of the year covered by the obligation. Each Retired Non-Union Transferred Employee (or his or her dependent or beneficiary, as the case may be) who is provided benefits by Seller under this subsection (b)(ii) shall be required to pay to Seller any premium, contribution or other payment required under, and shall be subject to any copayment or deductible required under, the terms of Seller's applicable retiree medical, health, or life benefit plan; to the extent that any amount constituting such a payment is deducted from any plan, program, or arrangement maintained by Buyer or one of its Affiliates or is otherwise paid to Buyer or one of its Affiliates by such person, Buyer shall cause such amount to be paid to Seller as soon as administratively practicable.

              (iii) Benefits provided pursuant to subsection (b)(ii) of this Section (b) shall take into account service with and compensation increases from Buyer on and after the Closing Date in the same manner as if such post-Closing Date service was performed with, or such compensation was provided by, Seller. Buyer shall provide Seller with such information as shall be required to implement the immediately preceding sentence.

          (c) Buyer shall refer to GTE Service Corporation and GTE Service Corporation shall assume responsibility for any valid claim under a Seller's Welfare Plan for disability, medical, dental or other benefits made by a Transferred Employee on or after the Closing Date arising from a loss incurred on or before the Closing Date. Nothing in this Section 11.2.3 shall require Seller, any Affiliate of Seller, or the Seller's Welfare Plans to make any payment or to provide any benefit not otherwise provided by the terms of the Seller's Welfare Plans.

          (d) Seller, Buyer, their respective Affiliates, and the Seller's Welfare Plans and the Buyer Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Seller's Welfare Plans pursuant to subsection (c) of this Section 11.2.3, and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims.

          (e) Except for GTE Flexible Reimbursement Plan (the "FRP") account balances described in Section 11.2.3(f), nothing in this Agreement shall require Seller or its Affiliates to transfer assets or reserves with respect to the Seller's Welfare Plans to Buyer or the Buyer Welfare Plans.

          (f) As of the Closing Date, Seller shall cause the portion of the FRP applicable to Transferred Employees to be segregated into a separate component and all account balances of the Transferred Employees in the FRP shall be transferred to a flexible reimbursement plan that Buyer shall cause to be maintained for the duration of the calendar year in which the Closing Date occurs.

          (g) On and for a period of at least three (3) years after the Closing Date, Transferred Employees not subject to a collective bargaining agreement shall be eligible for benefits under a Buyer severance or separation pay policy or plans that are the same as or comparable to the severance or separation pay policy benefits that are provided by Seller (or the applicable Affiliate, if the Transferred Employee is employed by an employer other than the Seller) or a Seller's Pension Plan as of the Closing Date. Buyer shall recognize the service of each such Transferred Employee with Seller and its Affiliates for eligibility, vesting, and benefit determinations under the Buyer severance or separation pay policy or plan. Transferred Employees subject to a collective bargaining agreement shall be eligible for severance or separation pay benefits in accordance with the terms of the applicable collective bargaining agreement.

     11.3   Miscellaneous Benefits.

          11.3.1    Loans.

          Buyer shall (i) obtain at its own expense newly executed payroll deduction authorization forms from all Transferred Employees to whom Seller has made outstanding education loans, mortgage loans, and relocation loans (excluding any Participant Loans under the Seller's Savings Plans), (ii) subject to obtaining the consent of the applicable Transferred Employee if required by law, continue the payroll deductions pursuant to which such Transferred Employees are discharging such indebtedness, and (iii) as soon as practicable, but in no event more than thirty (30) days, after the date of deduction, remit such funds (together with an accounting that identifies the Transferred Employees with respect to whom the funds were deducted and the amount deducted for each Transferred Employee) to Seller for application by Seller to the Transferred Employees' outstanding indebtedness. Buyer's obligation with respect to each respective Transferred Employee pursuant to the preceding sentence shall commence as of the Closing Date and continue until the earlier of the full amortization of the Transferred Employee's indebtedness or the last date on which Buyer or one of its Affiliates pays remuneration to the Transferred Employee. Seller shall not seek to accelerate, cancel or otherwise change the terms of any education loans, mortgage loans, or relocation loans made by Seller to such Transferred Employees, except in the case of a default by a Transferred Employee. Buyer's obligations under this Section 11.3.1 are limited to payroll deductions of loan repayments by the Transferred Employees and remittance of those funds and the related accounting, and nothing herein shall be construed to obligate Buyer to repay to Seller any portion of the outstanding indebtedness of the Transferred Employees that are not otherwise discharged by the Transferred Employees themselves; provided that, notwithstanding anything to the contrary in
Article 12 of this Agreement or Section 11.6 of this Agreement, Seller shall indemnify and hold harmless Buyer for all claims, demands, actions, proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorney's fees) in any way arising from or incurred as a result of Buyer's administration of the outstanding indebtedness or the payroll deduction authorization process as described above. All Transferred Employees with outstanding indebtedness as described in this Section 11.3.1 and the amount and nature of this indebtedness shall be identified on a Schedule 11.3.1 to be prepared by Seller and submitted to Buyer before the Closing Date.

          11.3.2    Vacation.

          (a) On or after the Closing Date, Buyer shall allow Transferred Employees to receive paid time off in the calendar year of the Closing for any unused vacation time accrued, with respect to the calendar year of the Closing, prior to the Closing Date. Except as provided in the following sentence, Seller and its Affiliates shall have no liability to Transferred Employees for the vacation payments described in this Section 11.3.2. Seller shall pay Transferred Employees any banked vacation on or before the Closing Date. Schedule 11.1 to be prepared by Seller and submitted to Buyer on or before the Closing Date shall list the accrued but unused vacation pay, as of the Closing Date, of each Transferred Employee for the calendar year in which the Closing Date occurs.

          (b) For purposes of determining a Transferred Employee's eligibility for vacation under Buyer's vacation plan, a Transferred Employee shall be credited, as of the first day of the first calendar year that begins after the calendar year in which the Closing Date occurs, with service for the calendar year in which the Closing Date occurs in an amount equal to the aggregate of the Transferred Employee's service with both Seller and Buyer during the calendar year in which the Closing Date occurs.

          (c) At the time of Closing, all vacation for Transferred Employees for the calendar year of Closing shall be prorated and the net liability related thereto shall be an adjustment to the Purchase Price (the "Vacation Proration Amount"). The adjustment shall be determined by crediting the Buyer with an amount equal to the accrued and unused vacation for Transferred Employees. In determining said net liability, Seller shall receive a credit against the total liability for any vacation used in excess of the accrued vacation for Transferred Employees as of the Closing Date.

     11.4  Employee Rights.

     Nothing herein expressed or implied shall confer upon any employee of Seller or its Affiliates, or Buyer or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

     Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder.

     Nothing in this Agreement shall cause Buyer or its Affiliates, nor Seller or its Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or, except as otherwise provided in Section 11.1.2 with respect to employment agreements, to continue to employ any Transferred Employee for any period of time following the Closing Date.

     11.5  WARN Act Requirements.

     On and after the Closing Date, Buyer shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any other applicable Law, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Transferred Employees and government agencies that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

     11.6  Indemnification.

          11.6.1 Indemnification of Seller. Notwithstanding anything to the contrary in Article 12 of this Agreement, Buyer shall indemnify and hold harmless Seller, its Affiliates, and their respective directors, officers, employees, agents, and assigns, and each employee benefit plan or arrangement maintained or contributed to by Seller or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of
Section 3(3) of ERISA) and its administrators, fiduciaries, and agents, from and against any and all claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorneys' fees) (i) in any way arising out of or incurred as a result of any action by Buyer, its Affiliates, their respective directors, officers, employees, or agents, the administrators or fiduciaries of any employee benefit plan maintained or contributed to by Buyer or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA), or any of their successors, to change, reduce contributions to, terminate, fail to continue, fail to pay benefits under, or fail to manage or administer properly any employee benefit plan or arrangement (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) on or after the Closing Date, or (ii) in any way arising out of or incurred as a result of any action that is a breach of any the covenants, representations, warranties, or obligations of any such person under this Agreement.

          11.6.2 Indemnification of Buyer. Notwithstanding anything to the contrary in Article 12 of the Agreement, Seller shall indemnify and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees, agents, and assigns, and each employee benefit plan or arrangement maintained or contributed to by Buyer or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of
Section 3(3) of ERISA) and its administrators, fiduciaries, and agents, from and against any and all claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorneys' fees) (i) in any way arising out of or incurred as a result of any action by Seller, its Affiliates, their respective directors, officers, employees, or agents, the administrators or fiduciaries of any employee benefit plan maintained or contributed to by Seller or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA), or any of their successors, to change, reduce contributions to, terminate, fail to continue, fail to pay benefits under, or fail to manage or administer properly any employee benefit plan or arrangement (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) before, or relating to a period before, the Closing Date, or (ii) in any way arising out of or incurred as a result of any action that is a breach of any the covenants, representations, warranties, or obligations of any such person under this Agreement.

     11.7  Special Provisions For Certain Employees.

     Any individual employed in or in association with the Business and whose primary work location is within the areas serviced by the Purchased Exchanges who as of the Closing Date either (i) is currently receiving long-term disability benefits under a long-term disability plan of the Seller or one of its Affiliates (the "Seller's LTD Plan"), (ii) has been approved for receipt of long-term disability benefits under the Seller's LTD Plan, or (iii) is receiving a disability pension under a Seller's Pension Plan (collectively, an "LTD Recipient") shall be treated as a Transferred Employee if and when the LTD Recipient recovers from his or her disabling condition and returns to active service with the Buyer. The term "LTD Recipients" shall include only those individuals described in the preceding sentence who are identified on Schedule 11.1.

     Any Transferred Employee described in the preceding paragraph (whether or not identified on Schedule 11.1 as an "LTD Recipient") shall continue to receive benefits under Seller's LTD Plan (or, if applicable, a disability pension under a Seller's Pension Plan) after the Closing Date to the extent provided under Seller's LTD Plan (or the applicable Seller's Pension Plan). As long as such individual remains eligible to receive benefits under Seller's LTD Plan (or the applicable Seller's Pension Plan), the Buyer shall not be required to provide coverage or benefits to the individual under the employee benefit plans or programs maintained by the Buyer.

     If any LTD Recipient recovers from his or her disabling condition, Seller shall have no obligation to offer or provide any employment to such LTD Recipient, and absent a legal or contractual right to reemployment and except as otherwise provided in Section 11.1, Buyer shall have no obligation to offer or provide any employment to such LTD Recipient. If an LTD Recipient who received disability benefits under the Seller's LTD Plan (or the applicable Seller's Pension Plan, as the case may be) returns to active service with the Buyer or one of its Affiliates, the LTD Recipient's period of disability covered under the Seller's LTD Plan (or the applicable Seller's Pension Plan, as the case may be) shall be treated as a period of service under the employee benefit plans and programs of the Buyer and its Affiliates to the same extent that the period of disability is treated as a period of service under the employee benefit plans and programs of Seller and its Affiliates.


                           ARTICLE 12. INDEMNIFICATION

     12.1  Survival of Representations. Warranties and Covenants.

          (a) The representations and warranties contained in Sections 8.1.6 and
8.2.6 will survive the Closing and remain in full force and effect indefinitely. The representations and warranties in Sections 8.1.7 and 8.1.13 shall remain in full force and effect until that day which is thirty (30) days beyond the applicable statute of limitations. Each of the other representations and warranties contained in Article 8 or elsewhere in this Agreement will terminate, without further action, on the date which is the later of (i) one (1) year following the Closing Date, or (ii) the completion of Buyer's first audit cycle (in either case the "Expiration Date") following the Closing Date, however that the Expiration Date shall under no circumstances occur more than fifteen (15) months following the Closing Date.

          (b) This Article 12 shall survive any termination of this Agreement and the Ancillary Agreements and the indemnification contained in this Article 12 shall survive the Closing and shall remain in effect (i) indefinitely, with respect to any Indemnifiable Claim related to the breach of any representation or warranty which pursuant to Section 12.1(a) survives indefinitely, (ii) indefinitely, with respect to any Indemnifiable Claim arising under Section 12.2(a)(iii) (Retained Liabilities) or 12.2(b)(iii) (Assumed Liabilities), (iii) thirty days beyond the applicable statute of limitations, with respect to any claims arising under Section 8.1.7 or 8.1.13, and (iv) until the Expiration Date for any Indemnifiable Claims that are not specified in any of the preceding clauses. Unless a claim for indemnification with respect to any alleged breach of any representation or warranty is asserted by notice given as herein provided that specifically identifies a particular breach and the underlying facts relating thereto, which notice is given within the applicable period of survival for such representation or warranty, such claim may not be pursued and is irrevocably waived after such time. Without limiting the generality or effect of the foregoing, no claim for indemnification with respect to any representation or warranty will be deemed to have been properly made except (i) to the extent it is based upon a Third Party Claim made or brought prior to the expiration of the survival period for such representation or warranty, or (ii) to the extent based on Indemnifiable Losses incurred by an Indemnitee prior to the expiration of the survival period for such representation or warranty.

     12.2 Indemnification.

          (a) Following the Closing and subject to the other sections of this
Article 12, Seller will indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of (i) any inaccuracy in any of the representations and warranties made by Seller in
Section 8.1 of this Agreement and the Ancillary Documents, (ii) a breach by Seller of any covenant of Seller contained in this Agreement, which covenant requires performance by Seller at or after the Closing, and (iii) any of the Retained Liabilities.

          (b) Following the Closing and subject to the other sections of this
Article 12, Buyer will indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of (i) any inaccuracy in any of the representations or warranties made by Buyer in Section
8.2 of this Agreement, (ii) a breach by Buyer of any covenant of Buyer contained in this Agreement, which covenant requires performance by Buyer at or after the Closing, and (iii) any of the Assumed Liabilities.

          (c) Payments made under this Section 12.2 shall be treated by Buyer and Seller as purchase price adjustments and Buyer and Seller shall file all Tax Returns consistent with such treatment. Notwithstanding anything to the contrary contained herein, Buyer shall not be indemnified or reimbursed for any Tax consequences arising from the receipt or accrual of an indemnity payment hereunder including any Tax consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Purchase Price or any additional or reduced taxes resulting from any such basis adjustment.

     12.3  Limitations on Liability.

          (a) For purposes of this Agreement, (i) "Indemnification Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, and
(iv) "Indemnifiable Losses" means any losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with any actions, suits, demands, assessments, judgments and settlements, in any such case (x) reduced by (i) the amount of insurance proceeds recovered from any person or entity with respect thereto, and (ii) any Tax benefits to the Indemnitee as a result of the Indemnifiable Losses involved and (y) excluding any such losses, liabilities damages, costs and expenses to the extent that the underlying liability or obligation is the result of any action taken or omitted to be taken by any Indemnitee unless the Indemnitee took or omitted to take such actions in reasonable reliance on the representations and warranties made by the Indemnitor. For purposes of this 12.3(a), the amount of any Tax benefits to the Indemnitee shall be deemed to be equal to the net present value amount of the reduction in federal, state and local income or franchise taxes or the increase of a Tax loss or credit determined on the basis of the maximum applicable marginal Tax rate in effect for the taxable period when payment is made by the Indemnifying Party(regardless of whether the Indemnitee realizes or will realize an actual reduction in federal, state or local income or franchise taxes).

          (b) Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, (i) no claim for indemnification may be asserted under Section 12.2(a) with respect to any matter discovered by or known to Buyer on or before the date of this Agreement, (ii) no claim for indemnification may be asserted under Section 12.2(b) with respect to any matter discovered by or known to Seller on or before the Closing Date, and (iii) no claim for indemnification may be asserted under Section 12.2(a) with respect to any matter discovered or known by Buyer between the date hereof and the Closing Date unless Buyer notifies Seller in writing prior to the Closing Date.

          (c) As between Seller and any Affiliate of Seller, on the one hand, and Buyer and any Affiliate of Buyer, on the other hand, the remedies, rights and obligations set forth in this Article 12, Sections 10.1.2, 11.2.2, 11.6,
13.3 and the Ancillary Agreements will be the exclusive remedies, rights and obligations with respect to the liabilities and obligations referred to in
Section 12.2 and any breach of the representations, warranties or covenants set forth in this Agreement. Without limiting the foregoing, as a material inducement to entering into this Agreement, to the fullest extent permitted by law, each of the parties waives any claim or cause of action that it otherwise might assert, and any breach of the representations, warranties or covenants set forth in this Agreement, except for claims or causes of action brought under and subject to the terms and conditions of this Article 12 and Sections 10.1.2, 11.2.2, 11.6 and 13.3.

          (d) Notwithstanding any other provision of this Agreement or of any applicable Law, no Indemnitee will be entitled to make a claim against an Indemnifying Party under Sections 10.1.2, 11.2.2, 11.6, 12.2(a) or 12.2(b) until:

              (i) the amount of Indemnifiable Losses incurred by the Indemnitee for any individual occurrence giving rise to such Indemnifiable Losses exceeds twenty-five thousand dollars ($25,000), and

              (ii) the aggregate amount of claims that may be asserted for such Indemnifiable Losses pursuant to Section 12.3(d)(i) exceeds an amount equal to one and one-half percent (1.5%) of the Purchase Price, but only to the extent such amount, if any, is less than the amount set forth in Section 12.3(e). If the aggregate amount of Indemnifiable Losses that may be asserted pursuant to
Section 12.3(d)(i) exceeds one and one-half percent (1.5%) of the Purchase Price, the Indemnifying Party shall be obligated to indemnify the Indemnitee for all Indemnifiable Losses without regard to the one and one-half percent (1.5%) threshold amount, subject only to the limitation of Section 12.3(e).

          (e) Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller under Section 12.2(a) (except with respect to indemnification for inaccuracies of the representations contained in Sections
8.1.1 through 8.1.6) or the indemnification obligation of Buyer under Section 12.2(b) will not exceed the amount of an amount equal to ten percent (10%) of the Purchase Price respectively.

          (f) No Indemnifying Party shall be liable to or obligated to indemnify any Indemnitee hereunder for any consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss or interruption of business, profits, business opportunities or goodwill, loss of use of facilities, loss of capital, claims of customers, or any cost or expense related thereto, except to the extent such damages have been recovered by a third person and are the subject of a Third Party Claim for which indemnification is available under the express terms of this Section 12.

          (g) Seller and Buyer shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

     12.4  Defense of Claims.

          (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of such a party (a "Third Party Claim") against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) business days after receipt of notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article 12 to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof with counsel reasonably satisfactory to the Indemnitee. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has failed to assume the defense of such Third Party Claim within reasonable time after receipt of notice thereof with counsel reasonably satisfactory to such Indemnitee, or (iii) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnifying Party and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnified Parties in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim. If a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnitee declined to accept plus the Losses of the Indemnitee relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnitee with respect to such claim.

          (b) Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the incurrence thereof or the time Indemnitee knew or should have known of the incurrence thereof, and the Indemnifying Party will have a period of thirty (30) calendar days following the receipt of written notice within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article 12.

          (c) If after the making of any Indemnification Payment the amount of the Indemnifiable Loss to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction (less any costs, expenses, premiums or taxes incurred in connection therewith) will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnification Payment, the Indemnifying Party will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnification Payment relates; provided that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss, and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, all claims of the Indemnifying Party against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision of this
Article 12, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

     12.5 No Indemnifiable Claims Resulting From Governmental Authority Action. Buyer has no indemnifiable or otherwise compensable claim that any of Seller's representations or warranties in Section 8.1 is inaccurate, or that any covenant has been breached, if such claim is predicated on any change, revision, new or different interpretation of existing Law or the passing of a new Law by a Governmental Authority (other than a tax authority) undertaken after Closing or any action a Governmental Authority (other than a tax authority) requires Seller to undertake after Closing pursuant to a change, revision, new or different interpretation of existing Law or the passing of a new Law.


                             ARTICLE 13. TERMINATION

     13.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing Date:

          (a) at any time by mutual written consent of the parties;

          (b) by Buyer if any of the conditions provided in Section 6.1 of this Agreement have not been met within eighteen (18) months after execution of this Agreement and have not been waived by Buyer;

          (c) by Seller if any of the conditions provided in Section 6.2 of this Agreement have not been met within eighteen (18) months after execution of this Agreement and have not been waived by Seller; or

          (d) by Seller if any obligations of Buyer provided in Article 3 become incapable of being fulfilled provided that Seller shall have first given Buyer written notice of its intent to terminate the Agreement pursuant to this subsection and Buyer has failed to cure its incapacity to Seller's reasonable satisfaction within thirty (30) days of receipt of such notice.

     13.2 Good faith Performance. Neither party shall be entitled to exercise any right of termination pursuant to subsection 13.1(b), (c) or (d) above if such party shall not have performed diligently and in good faith the obligations required to be performed by such party hereunder prior to the date of termination.

     13.3  Effect of Termination.

          (a) If this Agreement is terminated as a result of a Material Adverse Effect or Section 13.1(a), this Agreement shall be of no further force and effect and there shall be no further liability hereunder (except the obligations under the Confidentiality Agreement and the liability for breach of such obligations) on the part of either party or their respective Affiliates, directors, officers, shareholders, agents or other representatives. Upon such a termination, Seller shall promptly refund the Deposit to Buyer and shall pay to Buyer an additional amount (the "Interest Amount") equal to the interest that would have been accrued on the Deposit during the period beginning on receipt by Seller of the Deposit and ending on the date of termination hereof if the deposit had borne interest at the rate per annum of five percent (5%).

          (b) If this Agreement is terminated by Buyer pursuant to Section 13.1(b), this Agreement shall be of no further force and effect and there shall be no further obligations or liability hereunder (except the obligations under the Confidentiality Agreement and the liability for breach of such obligations) on the part of either party or their respective Affiliates, directors, officers, shareholders, agents or other representatives; provided, however, that no such termination shall relieve Seller of liability for any claims, damages or losses suffered by Buyer as a result of the negligent or willful failure of Seller to perform any obligations required to be performed by it hereunder on or prior to the date of termination. Seller shall promptly refund the Deposit following such termination and shall pay the Buyer the Interest Amount. Notwithstanding anything herein to the contrary, in no event shall any act or omission of Seller in connection with the Merger be deemed to be a breach of the terms and conditions of this Agreement for purposes of this Section 13.3(b).

          (c) If this Agreement is terminated by Seller pursuant to Section 13.1(c) or (d), this Agreement shall be of no further force and effect and there shall be no further obligations or liability hereunder (except the obligations under the Confidentiality Agreement and the liability for breach of such obligations) on the part of either party or their respective Affiliates, directors, officers, shareholders, agents or other representatives and Seller shall return the Deposit and Interest Amount; provided, however, that in the event such termination is the result of the negligent or willful failure of Buyer to perform any obligations required to be performed by it hereunder on or prior to the date of termination, then Seller shall retain the Deposit and Interest Amount as liquidated damages. Such liquidated damages is designed to compensate Seller for its lost opportunity costs and reliance damages caused by such termination.

          (d) If this Agreement is terminated by either party pursuant to a Material Adverse Effect arising directly from the Merger, and not through any fault of Buyer, in addition to the Seller's obligations described in Section 13.3(a), Seller shall pay Buyer the amount of Buyer's reasonable out-of-pocket expenses incurred in connection with this Agreement.

          (e) Upon any termination of the Agreement, each of the parties shall promptly comply with the obligations of the Confidentiality Agreement regarding return or destruction of Evaluation Material of the other party.

          (f) Notwithstanding anything to the contrary contained herein, the provisions of this Section 13.3 and of Sections 14.1, 14.2, 14.3, 14.8, 14.11,
14.13 and 14.14, shall survive any termination of this Agreement.


                            ARTICLE 14. MISCELLANEOUS

     14.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one business day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:


            (a)      If to Buyer, to:
                     Telephone USA of Wisconsin, LLC
                     109 Indian Trail
                     Oak Brook, Illinois  60523
                     Facsimile No.: (708) 633-0382
                     Attention:   Joseph A. Stroud

                     With a copy to (which shall not  constitute  notice):
                     Dow,  Lohnes &  Albertson  PLLC  1200  New  Hampshire
                     Avenue, N.W.
                     Suite 800
                     Washington, D.C.  20036
                     Facsimile No.:  (202) 776-2222
                     Attention:  John R. Feore, Jr.

            (b)      If to Seller, to:
                     William M. Edwards, III
                     Vice President - Property Repositioning
                     600 Hidden Ridge, HQE02J27
                     Irving, TX 75038
                     Facsimile No. (972) 719-7062

                     With a copy to:
                     Dale R. Chamberlain
                     Legal Counsel - Property Repositioning
                     600 Hidden Ridge, HQE02J34
                     Irving, TX  75038
                     Facsimile No. (972) 719-7162

or to such other address or addresses as any such party may from time to time designate for itself by like notice.

     14.2 Information Releases. The parties shall consult with each other (and allow the other party notice, and a reasonable time to comment) in preparing any employee announcement, press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the employees generally, news media or the public. Neither party shall issue or cause the publication of any press release, public announcement or media response without the prior written consent of the other party; provided, however, that, after allowing the other party notice and a reasonable time to comment prior to issuance, nothing herein will prohibit either party from making an employee announcement, or issuing or causing publication of any press release, public announcement or media response to the extent that such action is required by applicable Law or the rules of any national stock exchange applicable to such party or its Affiliates.

     14.3 Expenses. Whether or not the transactions contemplated hereby are consummated and except as otherwise expressly provided herein, each party will pay any expenses (including attorneys' fees) incurred by it incidental to this Agreement and in consummating the transactions provided for herein.

     14.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable or delegable by any party without the prior written consent of the other party; provided, that Seller may assign this Agreement to an Affiliate of Seller if Seller guarantees such Affiliate's obligations under this Agreement without the consent of Buyer including, on and after the closing of the Merger, the ultimate parent entity of the successor corporation to such merger or any entity controlled thereby and, provided further, that Buyer may assign this Agreement to a subsidiary without the consent of Seller if (i) Buyer guarantees such subsidiary's obligations under this Agreement, and (ii) such subsidiary would meet one of more of the FCC's designated entity rules and standards including but not limited to 47CFR 24.720(c) and 47CFR1.2110.

     14.5 Amendments. This Agreement may be amended or modified only by a subsequent writing signed by authorized representatives of both parties.

     14.6 Captions. The captions set forth in this Agreement are for conven-ience only and shall not be considered as part of this Agreement, nor as in any way limiting or amplifying the terms and provisions hereof.

     14.7 Entire Agreement. The term " Agreement" shall mean collectively this document, the Schedules hereto and any agreements expressly incorporated herein. This Agreement supersedes and revokes any prior discussions and representations, other agreements, commitments, arrangements or understandings of any sort whatsoever, whether oral or written, that may have been made or entered into by the parties relating to the matters contemplated hereby. This Agreement, the Confidentiality Agreement and the Ancillary Documents constitute the entire agreement by and among the parties with respect to the subject matter hereof, and there are no representations, warranties, agreements, commitments, arrangements or understandings except as expressly set forth herein.

     14.8 Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

     14.9 Third Parties. Except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     14.10 Counterparts. This Agreement may be executed in two or more counterparts, any or all of which shall constitute one and the same instrument.

     14.11 Governing Law. This Agreement and the Ancillary Agreements shall in all respects be governed by and construed in accordance with the laws of the State of New York (except that no effect shall be given to any conflicts of law principles of the State of New York that would require the application of the laws of any other jurisdiction). The parties irrevocably submit to the exclusive jurisdiction of any New York State Court or any Federal Court located in the borough of Manhattan in the City of New York for purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. The parties agree that service of process, summons or notice or document by U.S. registered mail to such party's respective address set forth in Section 14.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto. In the event of any breach of the provisions of this Agreement or any other agreement entered into in connection therewith, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

     14.12 Further Assurances. From time to time, as and when requested by one of the parties, the other party will use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Seller and Buyer, to consummate and make effective the transactions contemplated by this Agreement.

     14.13 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.



                            Intentionally left blank.

     14.14 Representation by Counsel. Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.


     IN WITNESS WHEREOF, the parties, acting through their duly authorized agents, have caused this Agreement to be duly executed and delivered as of the date first above written.


     GTE  NORTH INCORPORATED                  TELEPHONE USA OF WISCONSIN, LLC

By:  ______________________________      By:  _____________________________

Name:  ____________________________      Name:  ___________________________

Title:  ___________________________      Title:  __________________________